Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

June 9, 2021

by and among

NEXTNAV, LLC,

NEXTNAV HOLDINGS, LLC,

SPARTACUS ACQUISITION CORPORATION,

SPARTACUS ACQUISITION SHELF CORP.

and

THE OTHER PARTIES HERETO

i

4.10	Intellectual Property	48
4.11	Privacy and Data Security	49
4.12	Software and IT	51
4.13	Contracts	52
4.14	Litigation	54
4.15	Compliance with Laws; Permits	54
4.16	Environmental Matters	54
4.17	Employee Benefit Matters	55
4.18	Taxes	57
4.19	Employee Relations	57
4.20	Transactions with Related Parties	61
4.21	Insurance	61
4.22	Brokers	62
4.23	Employment Contracts; Contractor Agreements; Compensation Arrangements; Officers and Directors	62
4.24	Top Suppliers & Customers	63
4.25	Affiliate Arrangements	63
4.26	Regulatory Compliance	63
4.27	Acquiror and Shelf Securities	65
4.28	Information Supplied	65
4.29	Not an Investment Company	65
4.30	FCC Matters	66
4.31	Indian Matters	66
4.32	No Other Representations or Warranties	67

Article V REPRESENTATIONS AND WARRANTIES OF BLOCKERS		67

5.01	Organization	67
5.02	Due Authorization	68
5.03	No Conflict; Consent	68
5.04	Brokers’ Fees	69
5.05	Conduct of Business	69
5.06	Tax Matters	70
5.07	Current Capitalization	72
5.08	Litigation and Proceedings	72
5.09	No Other Representations or Warranties	73

Article VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR, SHELF AND THE MERGER SUBS		74

6.01	Organization	74
6.02	Due Authorization	74
6.03	No Conflict; Consents	75
6.04	Consents	75
6.05	Brokers	75
6.06	SEC Filings	76
6.07	Capitalization	77

6.08	Litigation	78
6.09	Compliance with Laws	78
6.10	Nasdaq Listing	78
6.11	Equity Securities	79
6.12	Transactions with Related Parties	79
6.13	Trust Account	79
6.14	Information Supplied	80
6.15	Financial Capability	80
6.16	Taxes	80
6.17	Organization of the Merger Subs and Shelf	82
6.18	PIPE Investment	82
6.19	Takeover Statutes and Charter Provisions	83
6.20	No Other Representations or Warranties	83

Article VII CERTAIN COVENANTS OF THE PARTIES		83

7.01	Inspection	83
7.02	Conduct of Business	84
7.03	Further Assurances	88
7.04	Public Announcements	89
7.05	Consents and Waivers	89
7.06	Director & Officer Indemnification.	90
7.07	Proxy Statement; Acquiror Stockholders’ Meeting	91
7.08	Form 8-K Filings	95
7.09	Exclusivity	95
7.10	Trust Account.	97
7.11	Tax Matters	98
7.12	Resignations; Acquiror D&O Tail Policy; Director & Officer Indemnification	100
7.13	Closing Conditions	101
7.14	Section 16 Matters	101
7.15	Access to, and Information of, Acquiror and Shelf	102
7.16	Conduct of Business by Acquiror	102
7.17	No Control of the Other Party’s Business	103
7.18	Post-Closing Directors and Officers of Shelf	103
7.19	Acquiror Common Stockholder Redemption Amount	104
7.20	Pre-Closing Restructuring	104
7.21	Nasdaq Listing	104
7.22	Acquiror Public Filings	104
7.23	PIPE Investment	104
7.24	Name Change	105
7.25	Communications License Matters.	105
7.26	Indian Filings; Indian Company Shares	106
7.27	Equity Award Resolution	106

Article VIII CONDITIONS TO OBLIGATIONS		107

8.01	Mutual Conditions	107
8.02	Conditions to the Obligations of the Acquiror Parties	108
8.03	Conditions to the Obligations of the Company Parties	110

Article IX TERMINATION, AMENDMENT AND WAIVER		112

9.01	Termination	112
9.02	Manner of Exercise	113
9.03	Effect of Termination	113
9.04	Waiver	113

Article X MISCELLANEOUS		114

10.01	Survival	114
10.02	Notices	114
10.03	Annexes, Exhibits and Schedules	115
10.04	Computation of Time	115
10.05	Expenses	115
10.06	Governing Law	115
10.07	Assignment; Successors and Assigns; No-Third Party Rights	116
10.08	Counterparts	116
10.09	Titles and Headings	116
10.10	Entire Agreement	116
10.11	Severability	116
10.12	Specific Performance	117
10.13	Waiver of Jury Trial	117
10.14	Failure or Indulgence not Waiver	117
10.15	Amendments	117
10.16	Non-Recourse	117
10.17	Acknowledgements.	118
10.18	Provision Respecting Legal Representation.	119
10.19	Release	119

EXHIBITS

Exhibit A – Form of Registration Rights Agreement

Exhibit B-1 – Form of SPAC Certificate of Merger

Exhibit B-2 – Form of Holdings Certificate of Merger

Exhibit B-3 – Form of NEA Blocker Certificate of Merger

Exhibit B-4 – Form of Oak Blocker Certificate of Merger

Exhibit B-5 – Form of Columbia Blocker Certificate of Merger

Exhibit B-6 – Form of GS Blocker 1 Certificate of Merger

Exhibit B-7 – Form of GS Blocker 2 Certificate of Merger

Exhibit C – Form of Shelf Compensation Plans

Exhibit D – Form of Subscription Agreement

Exhibit E – Form of Revised Shelf Charter

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 9, 2021, is entered into by and among (i) NextNav, LLC, a Delaware limited liability company (the “Company”), (ii) NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), (iii) NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), (iv) Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), (v) Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), (vi) Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), (vii) Global Private Opportunities Partners Holdings II Corp., a Delaware corporation (“GS Blocker 2”), (viii) SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), (ix) SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), (x) SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), (xi) SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), (xii) SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), (xiii) SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”), (xiv) SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7”), (xv) Spartacus Acquisition Corporation, a Delaware corporation (“Acquiror”), and (xvi) Spartacus Acquisition Shelf Corp., a Delaware corporation (“Shelf”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

WHEREAS, prior to the Closing, Global Private Opportunities Partners Holdings Del II LLC, Global Private Opportunities Partners Offshore Holdings LP and GS Blocker 2 will have consummated the transactions set forth on Section 1.01(a) of the Company Disclosure Schedules (the “Pre-Closing Restructuring”);

WHEREAS, immediately following the consummation of the Pre-Closing Restructuring and immediately prior to the Closing, the Persons identified on Schedule I as the Holdings Sellers (the “Holdings Sellers”), the Blockers, each holder of a Holdings Warrant or a Holdings Option that exercises such Holdings Warrant or Holdings Option prior to the Closing and each other Person who acquires a Holdings Unit prior to the Closing in accordance with the terms of this Agreement, will collectively be the record and beneficial owners of one hundred percent (100%) of the issued and outstanding Holdings Units;

WHEREAS, (i) New Enterprise Associates 14, LP, a Delaware limited partnership (“NEA Blocker Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding NEA Blocker Equity Interests, (ii) Oak Investment Partners XIII, L.P., a Delaware limited partnership (“Oak Blocker Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding Oak Blocker Equity Interests, (iii) Columbia Capital Equity Partners IV (QPCO), L.P., a Delaware limited partnership (“Columbia Blocker Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding Columbia Blocker Equity Interests, and (iv) Global Long Short Partners Aggregating Holdings Offshore LP, a Cayman Islands limited partnership (“GS Blocker 1 Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding GS Blocker 1 Equity Interests and (v) Global Private Opportunities Partners Offshore Holdings LP, a Cayman Islands limited partnership (“GS Blocker 2 Seller” and together with the Holdings Sellers, the NEA Blocker Seller, the Oak Blocker Seller, the Columbia Blocker Seller, the GS Blocker 1 Seller and the GS Blocker 2 Seller, the “Sellers”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding GS Blocker 2 Equity Interests;

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Shelf is a newly formed entity, and was formed for the purpose of the Transactions, and the parties hereto have agreed that it is desirable to utilize Shelf to effectuate the Mergers and for Shelf to register with the SEC to become a publicly traded company upon the Closing;

WHEREAS, MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7 are each newly formed, wholly owned, direct subsidiaries of Shelf, and were formed for the sole purpose of the Mergers;

WHEREAS, subject to the terms and conditions hereof, MS 1 is to merge with and into Acquiror pursuant to Merger 1, with Acquiror surviving as the SPAC Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 2 is to merge with and into Holdings pursuant to Merger 2, with Holdings surviving as the Holdings Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 3 is to merge with and into NEA Blocker pursuant to Merger 3, with NEA Blocker surviving as the NEA Blocker Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 4 is to merge with and into Oak Blocker pursuant to Merger 4, with Oak Blocker surviving as the Oak Blocker Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 5 is to merge with and into Columbia Blocker pursuant to Merger 5, with Columbia Blocker surviving as the Columbia Blocker Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 6 is to merge with and into GS Blocker 1 pursuant to Merger 6, with GS Blocker 1 surviving as the GS Blocker 1 Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 7 is to merge with and into GS Blocker 2 pursuant to Merger 7, with GS Blocker 2 surviving as the GS Blocker 2 Surviving Company;

WHEREAS, in connection with the Transactions, Shelf, Sponsor and certain Sellers (the “Supporting Sellers”) are to enter into the Registration Rights Agreement at Closing in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, to the extent required by the Delaware General Corporation Law (the “DGCL”) and/or the Delaware Limited Liability Company Act (“DLLCA”) and the applicable Organizational Documents, the respective boards of directors, boards of managers, managers, managing members or other governing bodies of each of Holdings, Columbia Blocker, GS Blocker 1, GS Blocker 2, NEA Blocker, Oak Blocker, MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7 have (i) declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and/or the DLLCA, as applicable, (ii) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and/or DLLCA, as applicable and (iii) adopted a resolution recommending the transactions set forth in this Agreement be adopted by the stockholder(s) or member(s), as applicable, of such Person;

WHEREAS, certain Sellers, as stockholders or members, as applicable, of Holdings or the applicable Blocker, have executed and delivered into escrow actions by written consent adopting this Agreement and approving the Transactions, which consents will each become effective by its terms immediately after the execution of this Agreement by the parties hereto;

WHEREAS, the Acquiror Board has (i) declared it advisable for Acquiror to enter into this Agreement providing for the Mergers in accordance with the DGCL, (ii) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (iii) adopted a resolution recommending the transactions set forth in this Agreement be adopted by the Acquiror Stockholders and (iv) adopted a resolution recommending the Acquiror Stockholders vote in favor of the Voting Matters;

WHEREAS, there are no issued and outstanding shares of capital stock of Shelf and the Shelf Board has determined that it is in the best interests of Shelf to enter into this Agreement and has (i) declared it advisable to enter into this Agreement providing for the Mergers in accordance with the DGCL and/or the DLLCA, as applicable, and (ii) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and/or DLLCA, as applicable;

WHEREAS, Shelf, as the sole stockholder or member, as applicable, of each of MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7, has executed and delivered into escrow actions by written consent adopting this Agreement and approving the Transactions, which consent will become effective immediately following the execution of this Agreement by the parties hereto;

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the Acquiror Stockholders for the Business Combination (the “Offer”); and

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements in substantially the form attached hereto as Exhibit D (each, a “Subscription Agreement”), such private placements to be consummated prior to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” has the meaning set forth in Section 7.09(b).

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Share” has the meaning specified in Section 3.01(a).

“Acquiror Common Stock” means collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Common Stockholder Redemption Amount” means, as of the date of determination, the aggregate amount of cash necessary to satisfy all Acquiror Common Stockholder Redemption Elections.

“Acquiror Common Stockholder Redemption Election” means the election of a holder of shares of Acquiror Class A Common Stock issued in Acquiror’s initial public offering to redeem such holder’s shares of Acquiror Class A Common Stock held by such holder in exchange for cash, in each case, in accordance with the Acquiror Organizational Documents, this Agreement, the Trust Agreement and the Proxy Statement/Prospectus.

“Acquiror Disclosure Schedules” means the confidential Acquiror Disclosure Schedules delivered by Acquiror in connection with, and constituting a part of, this Agreement.

“Acquiror Fundamental Representations” has the meaning set forth in Section 8.03(a).

“Acquiror’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.01(a) of the Acquiror Disclosure Schedules, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Acquiror Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of Acquiror, or (b) the ability of Acquiror to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, political or social conditions or conditions generally affecting the capital, credit or financial markets; (ii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, riots, civil unrest or public disorders; (iii) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of a Company Party; (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (v) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (iv) immediately above shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquiror Parties, taken as a whole, compared to other participants in the industries in which the Acquiror Parties conduct their business.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Party” means each of Acquiror, Shelf and the Merger Subs.

“Acquiror Representations” means the representations and warranties of Acquiror, Shelf and the Mergers Subs expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror SEC Documents, Acquiror Disclosure Schedules, any agreement set forth in clause (a) of the definition of “Ancillary Agreements” or any certificate delivered by Acquiror pursuant to Section 8.03(c). For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror, Shelf and the Merger Subs.

“Acquiror SEC Documents” has the meaning specified in Section 6.06(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning set forth in Section 7.07(b).

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 7.07(a).

“Acquiror Transaction Expenses” means all out-of-pocket fees, commissions, costs and expenses of the Acquiror Parties incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements, the performance and compliance with all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, commissions, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Acquiror Parties, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per whole warrant.

“Acquiror Warrant Agreement” means that certain Warrant Agreement, dated as of October 15, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, the Acquiror Parties, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment to Acquiror Warrant Agreement” means the amendment to the Acquiror Warrant Agreement, made pursuant to Section 4.4 of the Acquiror Warrant Agreement, by and between Shelf, Acquiror and Continental Stock Transfer & Trust Company, to be in a form reasonably satisfactory to all parties and to be executed immediately prior to the Closing.

“Ancillary Agreements” means (a) the Registration Rights Agreement, (b) the Subscription Agreements, and (c) all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar Law governing bribery or corruption of domestic or foreign officials, including without limitation, laws enacted in accordance with the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” has the meaning specified in Section 4.03(a).

“Audited Financial Statements” has the meaning specified in Section 4.05(a).

“Available Closing Date Total Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the Available Closing Date Trust Cash, plus (ii) the aggregate amount of cash that has been funded (or will be funded) to Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Available Closing Date Trust Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, minus (ii) the Acquiror Common Stockholder Redemption Amount, minus (iii) the Acquiror Transaction Expenses, minus (iv) to the extent not included in the Acquiror Transaction Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by the Acquiror Parties or their respective Affiliates (to the extent the Acquiror Parties are responsible for or obligated to reimburse or repay any such amounts), minus (v) Indebtedness of the Acquiror, plus (vi) an amount equal to $1,750,000, representing a portion of the placement fees payable with respect to the PIPE Investment Amount, plus (vii) any cash used by Acquiror to pay the Payoff Debt pursuant to Section 3.11(c). For the avoidance of doubt, Available Closing Date Trust Cash shall not be reduced by the Company Transaction Expenses.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, phantom equity, health, life, disability, group insurance, vacation, holiday, change of control, retention, severance and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity has any liability (including on account of any ERISA Affiliate).

“Blocker” means, as the context requires, any of Columbia Blocker, GS Blocker 1, GS Blocker 2, NEA Blocker and/or Oak Blocker (and any two or more of the foregoing are, as the context requires, collectively referred to herein as the “Blockers”).

“Blocker Equity Interests” means, as the context requires, the Columbia Blocker Equity Interests, the GS Blocker 1 Equity Interests, the GS Blocker 2 Equity Interests, the NEA Blocker Equity Interests and/or the Oak Blocker Equity Interests.

“Blocker Representations” means the representations and warranties of the Blockers expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Schedules or any agreement set forth in clause (a) of the definition of “Ancillary Agreements”. For the avoidance of doubt, the Blocker Representations are solely made by each Blocker with respect to itself on a several (and not joint) basis.

“Blocker Surviving Company” means, as the context requires Columbia Blocker Surviving Company, GS Blocker 1 Surviving Company, GS Blocker 2 Surviving Company, NEA Blocker Surviving Company and/or Oak Blocker Surviving Company (and any two or more of the foregoing are, as the context requires, collectively referred to herein as the “Blocker Surviving Companies”).

“Business” shall mean the business of the Company Entities collectively as of the date hereof and through Closing; and references to “business of the Company,” “Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively as of the date hereof and through Closing.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on October 15, 2020.

“Certificates of Merger” means, collectively, the SPAC Certificate of Merger, the Holdings Certificate of Merger, the NEA Blocker Certificate of Merger, the Oak Blocker Certificate of Merger, the Columbia Certificate of Merger, the GS Blocker 1 Certificate of Merger and the GS Blocker 2 Certificate of Merger.

“Claim” has the meaning set forth in Section 7.10(b).

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Certificate” has the meaning specified in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbia Blocker” has the meaning specified in the preamble hereto.

“Columbia Blocker Certificate of Merger” has the specified in Section 2.02(e).

“Columbia Blocker Equity Interests” means the shares of capital stock of Columbia Blocker.

“Columbia Blocker Seller” has the meaning specified in the Recitals hereto.

“Columbia Blocker Surviving Company” has the meaning specified in Section 2.02(e).

“Communications Act” means the Communications Act of 1934, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Arrangement” has the meaning set forth in Section 4.25.

“Company Cash” means the aggregate amount of the fair market value of cash and cash equivalents held by the Company Entities, as adjusted for deposits in transit, outstanding checks and other proper reconciling items in accordance with GAAP, as of the opening of business on the Closing Date, as calculated in good faith by the Company.

“Company Disclosure Schedules” means the confidential Company Disclosure Schedules delivered by the Company in connection with, and constituting a part of, this Agreement.

“Company Entities” means, collectively, Holdings and its Subsidiaries.

“Company Fundamental Representations” has the meaning set forth in Section 8.02(a).

“Company Intellectual Property” means collectively, all Intellectual Property that is owned by any Company Entity.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) relating to Intellectual Property to which any Company Entity is a party or beneficiary or is otherwise bound, but excluding (a) Contracts concerning “off the shelf,” “shrink wrap,” or other commercially available software, in each case, available to the public as of the Closing Date and (b) licenses granted to third parties in the ordinary course of business.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority in any jurisdiction, including registered trademarks, copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Party” means each of Holdings, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2.

“Company Organizational Documents” means (a) the Certificate of Formation of NextNav, LLC, dated October 11, 2011 and (b) the NextNav, LLC Limited Liability Company Agreement, dated October 13, 2011 (as amended, modified, supplemented and/or restated).

“Company’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.01(b) of the Company Disclosure Schedules, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Company Representations” means the representations and warranties of Holdings and the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Disclosure Schedules, any agreement set forth in clause (a) of the definition of “Ancillary Agreements” or any certificate delivered by or on behalf of the Company Entities pursuant to Section 8.02. For the avoidance of doubt, the Company Representations are made jointly and severally by Holdings and the Company.

“Company Software” means software owned or exclusively licensed by any Company Entity that is utilized in providing products or services to the Company’s customers.

“Company Transaction Expenses” means all out-of-pocket fees, commissions, costs and expenses of the Blockers, the Company Entities and each of their Affiliates, incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Ancillary Agreements, the performance and compliance with all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, commissions, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Blockers and the Company Entities, whether paid or unpaid prior to the Closing, and any transaction, change in control, retention or similar incentive bonuses or compensation obligations of any Company Entity or Blocker payable solely as a result of the Transactions, and the employer-paid portion of all payroll taxes thereon, to the extent unpaid as of the Closing. For the avoidance of doubt, Company Transaction Expenses shall not include any of the foregoing fees, commissions, costs and expenses of, or pursuant to any Contract entered into by, any Acquiror Party or Surviving Companies.

“Confidential Data” means such information, including Personal Information, held by any Company Entity and that a Company Entity is obligated, by applicable Law or contract, to protect from unauthorized access, use, disclosure, modification or destruction.

“Confidential Data Processor” means any Person other than an employee of a Company Entity (or the applicable Data Subject) that Processes any Confidential Data or Personal Information on behalf of a Company Entity.

“Confidentiality Agreement” has the meaning set forth in Section 7.01.

“Consideration Spreadsheet” has the meaning specified in Section 2.01(b).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“COVID-19 Pandemic” means the SARS-CoV-2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Data Subject” means any “person,” “individual,” or “data subject” as defined by applicable Privacy Laws.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Acquiror’s initial public offering payable to the underwriters upon consummation of a Business Combination.

“Effective Date” means the effective date of the Form S-4.

“Employment Contracts” has the meaning set forth in Section 4.23.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or any other adverse restriction of any kind, including any adverse restriction on use of property or assets or exercise of any other attribute of ownership; provided, however, that any restrictions pursuant to applicable securities law shall not be considered Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” means any Permits required by applicable Environmental Laws.

“Equity Award Resolution” has the meaning set forth in Section 8.03(k).

“Equity Value” means (i) $750,000,000, plus (ii) the amount, if any, actually paid to the Company Entities in connection with any issuance of Holdings Units in accordance with the terms of this Agreement (including in connection with the exercise of any Holdings Option or Holdings Warrant) after the date of this Agreement and prior to the Closing, plus (iii) the aggregate exercise price that would be payable to Holdings upon exercise in full of all Holdings Options and Holdings Warrants that are not exercised as of the Merger 2 Effective Time, minus (iv) the dollar value of 50% of the Shelf Common Shares authorized and approved pursuant to the Equity Award Resolution, assuming a dollar value per Shelf Common Share equal to the Shelf Common Share Dollar Value; provided, however, that the amount set forth in this clause (iv) shall automatically be reduced to $0 if Shelf fails to deliver the Equity Award Resolution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Acquiror Common Stock, if any, (i) held in the treasury of Acquiror, or (ii) for which a Redeeming Stockholder has demanded that Acquiror redeem such shares of Acquiror Class A Common Stock.

“Excluded Units” means Holdings Units, if any, held by a Blocker or a Blocker Surviving Company.

“FCC” means the United States Federal Communications Commission.

“FCC Applications” has the meaning set forth in Section 4.30(b).

“FCC Consent” means the FCC’s consent to the FCC Transfer Application pursuant to the FCC’s initial order, public notice, or other notice in the FCC’s Universal Licensing System or Experimental Licensing System without any material adverse conditions other than those of general applicability to a change of control transaction, as a result of the entry into this Agreement and the consummation of the Transactions.

“FCC Licenses” means all licenses, permits, approvals, certificates and other authorizations issued to the Company or any of its Affiliates by the FCC.

“FCC Opinion Letter” means an opinion letter from the Company’s counsel to Acquiror and its counsel stating the status of the FCC Licenses and likelihood of adoption for the FCC Applications.

“FCC Transfer Applications” means one or more applications with the FCC requesting FCC consent to the transfer of control of the Company Entities with respect to the FCC Licenses, as a result of the entry into this Agreement and the consummation of the Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financial Statements” has the meaning specified in Section 4.05(a).

“First Lien Financing Agreement” means that certain Financing Agreement, dated as of December 27, 2019, by and among NextNav Holdings, LLC, each subsidiary of NextNav Holdings, LLC listed as a “Borrower” on the signature pages thereto, each subsidiary of NextNav Holdings, LLC listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto and Fortress Credit Corp, as amended by that certain First Amendment to Financing Agreement, dated as of January 24, 2020.

“Form S-4” means the registration statement on Form S-4 of Shelf with respect to registration of the Shelf Common Shares to be issued in connection with the Transactions and the Acquiror Warrants and any Shelf Common Shares issued thereunder.

“Fraud” means common law fraud (and not constructive fraud or negligent misrepresentation or omission) by a Person in the making of the Company Representations, Blocker Representations or Acquiror Representations.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GS Blocker 1” has the meaning specified in the preamble hereto.

“GS Blocker 1 Certificate of Merger” has the meaning specified in Section 2.02(f).

“GS Blocker 1 Equity Interests” means the limited liability company interests in GS Blocker 1.

“GS Blocker 1 Seller” has the meaning specified in the Recitals hereto.

“GS Blocker 1 Surviving Company” has the meaning specified in Section 2.02(f).

“GS Blocker 2” has the meaning specified in the preamble hereto.

“GS Blocker 2 Certificate of Merger” has the meaning specified in Section 2.02(g).

“GS Blocker 2 Equity Interests” means the shares of capital stock of GS Blocker 2.

“GS Blocker 2 Seller” has the meaning specified in the Recitals hereto.

“GS Blocker 2 Surviving Company” has the meaning specified in Section 2.02(g).

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Capitalization Table” has the meaning specified in Section 4.04(a).

“Holdings Certificate of Merger” has the meaning specified in Section 2.02(b).

“Holdings Closing Capitalization Table” has the meaning specified in Section 2.01(b)(i).

“Holdings Common Units” means the “Common Units” as defined in the Holdings LLC Agreement.

“Holdings Equity Plan” means Holdings’ 2011 Unit Option and Profits Interest Plan (as it has been amended and/or restated from time to time).

“Holdings LLC Agreement” means that certain Sixth Amended and Restated Operating Agreement of NextNav Holdings, LLC, dated December 27, 2019, as amended by that certain First Amendment to Sixth Amended and Restated Operating Agreement of NextNav Holdings, dated January 24, 2020, and that certain Second Amendment to Sixth Amended and Restated Operating Agreement of NextNav Holdings, LLC, dated October 21, 2020 and as may be further amended, modified, supplemented and/or restated (including in connection with the Pre-Closing Restructuring).

“Holdings Options” means each option to purchase Holdings Common Units granted pursuant to the Holdings Equity Plan.

“Holdings Organizational Documents” means the certificate of formation of Holdings (as amended) and the Holdings LLC Agreement.

“Holdings Per Share Merger Consideration” means a number of Shelf Common Shares equal to (x) the dollar amount that would be payable to a holder of Holdings Units in respect of each Holdings Unit held by such holder assuming that the Equity Value was distributed to the holders of each Holdings Unit pursuant to Section 10.3(b) of the Holdings LLC Agreement (subject to the application of Sections 8.16 and 10.4 of the Holdings LLC Agreement) divided by (y) the Shelf Common Share Dollar Value, as set forth in the Consideration Spreadsheet. For purposes of determining the Holdings Per Share Merger Consideration, (i) each Holdings Restricted Unit shall be treated as if it were fully vested, (ii) each Holdings Profits Interest shall be treated as if it were fully vested, (iii) each Holdings Option will be treated as if it were fully exercised and (iv) each Holdings Warrant will be treated as if it were fully exercised. For the avoidance of doubt, the Holding Per Share Merger Consideration in respect of any Holdings Unit held by a Blocker shall be determined without regard to the fact that such Holding Unit is an Excluded Unit for purposes of Section 3.02(a). For the further avoidance of doubt, the Holdings Per Share Merger Consideration (x) shall be determined by reference to the aggregate amounts payable to the holders of Holdings Units under the Holdings LLC Agreement (and may be reflected in this manner on the Consideration Spreadsheet), and therefore the Holdings Per Share Merger Consideration may vary from one Holdings Unit to another depending upon the holder therefor and the application of Sections 8.16, 10.3(b) and 10.4 of the Holdings LLC Agreement and (y) shall be calculated with respect to any amounts payable to any NEA Blocker Seller, Oak Blocker Seller, Columbia Blocker Seller, GS Blocker 1 Seller or GS Blocker 2 Seller pursuant to Article III as of immediately prior to the Merger 2 Effective Time as if such Seller were the holder of the Holdings Units held by the Blocker owned by such Seller (in proportion to such Seller’s ownership of such Blocker).

“Holdings Preferred Units” means the “Preferred Units” as defined in the Holdings LLC Agreement.

“Holdings Profits Interest” means a “Profits Interest” as defined in the Holdings LLC Agreement.

“Holdings Restricted Units” means each Holdings Common Unit designated as a restricted Standard Unit and granted under the Holdings Equity Plan.

“Holdings Seller” has the meaning specified in the Recitals hereto.

“Holdings Sellers’ Representative” means Columbia Capital Equity Partners IV (QPCO), L.P..

“Holdings Surviving Company” has the meaning specified in Section 2.02(b).

“Holdings Units” means, collectively, the Holdings Common Units and the Holdings Preferred Units.

“Holdings Warrant” means a warrant entitling the holder to purchase Holdings Units.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, all (a) outstanding principal and accrued and unpaid interest on, and other payment obligations for borrowed money (including all interests, fees and costs and prepayment and other penalties), or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) obligations for the deferred purchase price of property or services, including “earnout” payments; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) all obligations under conditional sale or other title retention agreements relating to purchased property; (f) all Indebtedness secured by any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) capital lease (including equipment lease) obligations; (h) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (in each case to the extent drawn); (i) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i); provided, that Indebtedness shall not include (i) accounts payable to trade creditors in the ordinary course of business; and (ii) Indebtedness owing from one Company Entity to another Company Entity in the ordinary course of business.

“Indian Company Entity” means Commlabs Technology Centre Private Limited, incorporated on March 17, 2010 with corporate identification number U72900KA2010PTC052876, and with registered office at D 511-514, fifth floor, Delta Block, Sigma Soft-Tech Park, No. 7, Whitefield Road, Ramagondanahalli Village, Bangalore – 560 066.

“Insurance Policies” has the meaning set forth in Section 4.21(a).

“Intellectual Property” means all of the following intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) copyrightable works of authorship, expressions, designs and design registrations, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (c) inventions, discoveries, trade secrets and know-how, database rights, confidential and proprietary information and all rights therein; and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Intended Tax Treatment” has the meaning set forth in Section 7.11(e).

“Interim Balance Sheet” has the meaning set forth in Section 4.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, Order, decree or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property; provided, that any interest in real property held pursuant to a Site Lease shall not be Leased Real Property.

“Leases” has the meaning set forth in Section 4.08(c).

“Liabilities” has the meaning set forth in Section 4.06.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the Business, financial condition, results of operations or assets of the Company Entities, taken as a whole, or (b) the ability of the Company Parties to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Effect pursuant to clause (a): any event, occurrence, fact, condition or change attributable to (i) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company Entities operate, general political or social conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates); (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement (including any action taken or omitted to be taken with the written consent of or at the written request of any Acquiror Party); (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; (v) actions required to be taken pursuant to any directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of a disease, outbreak, epidemic or pandemic (including the COVID-19 Pandemic); (vi) the failure of the Company Entities to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, riots, civil unrest or public disorders; (viii) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 Pandemic), weather condition, explosion or fire or other force majeure event or act of God; or (ix) any of the matters disclosed on the Company Disclosure Schedules; provided that, in the case of clauses (ii), (iv) and (vii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company Entities as compared to other Persons or businesses that operate in the industry in which the Company Entities operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or shall occur.

“Material Commercial Relationships” means relationships between the Company Entities and the Top Suppliers or Top Customers.

“Material Contracts” has the meaning set forth in Section 4.13.

“Merger 1” has the meaning specified in Section 2.02(a).

“Merger 1 Effective Time” has the meaning specified in Section 2.02(a).

“Merger 2” has the meaning specified in Section 2.02(b).

“Merger 2 Effective Time” has the meaning specified in Section 2.02(b).

“Merger 3” has the meaning specified in Section 2.02(c).

“Merger 3 Effective Time” has the meaning specified in Section 2.02(c).

“Merger 4” has the meaning specified in Section 2.02(d).

“Merger 4 Effective Time” has the meaning specified in Section 2.02(d).

“Merger 5” has the meaning specified in Section 2.02(e).

“Merger 5 Effective Time” has the meaning specified in Section 2.02(e).

“Merger 6” has the meaning specified in Section 2.02(f).

“Merger 6 Effective Time” has the meaning specified in Section 2.02(f).

“Merger 7” has the meaning specified in Section 2.02(g).

“Merger 7 Effective Time” has the meaning specified in Section 2.02(g).

“Mergers” means, collectively, Merger 1, Merger 2, Merger 3, Merger 4, Merger 5, Merger 6 and Merger 7.

“Merger Subs” means, collectively, MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7.

“Money Laundering Laws” has the meaning set forth in Section 4.26(g).

“MS 1” has the meaning specified in the preamble hereto.

“MS 2” has the meaning specified in the preamble hereto.

“MS 3” has the meaning specified in the preamble hereto.

“MS 4” has the meaning specified in the preamble hereto.

“MS 5” has the meaning specified in the preamble hereto.

“MS 6” has the meaning specified in the preamble hereto.

“MS 7” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NEA Blocker” has the meaning specified in the preamble hereto.

“NEA Blocker Certificate of Merger” has the meaning specified in Section 2.02(c).

“NEA Blocker Equity Interests” means the limited liability company interests in NEA Blocker.

“NEA Blocker Seller” has the meaning specified in the Recitals hereto.

“NEA Blocker Surviving Company” has the meaning specified in Section 2.02(c).

“Oak Blocker” has the meaning specified in the preamble hereto.

“Oak Blocker Certificate of Merger” has the meaning specified in Section 2.02(d).

“Oak Blocker Equity Interests” means the limited liability company interests in Oak Blocker.

“Oak Blocker Seller” has the meaning specified in the Recitals hereto.

“Oak Blocker Surviving Company” has the meaning specified in Section 2.02(d).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offer” has the meaning specified in the Recitals hereto.

“Pass-Through Income Tax Return” means any Tax Return reporting the income of any Company Entity that is allocable to, and reportable as income of, the Company’s direct or indirect equityholders under applicable Tax Law.

“Permits” means any consent, franchise, approval, permit, filing, authorization, license, order, registration, certificate, exemption, variance and other similar permit or rights obtained from any Governmental Authority necessary for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith, (d) any statutory lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) purchase money Encumbrances securing rental payments under capital lease arrangements, (f) leases for Leased Real Property to which a Company Entity is a party, (g) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business that do not, individually or in the aggregate, materially interfere with the current use of the Leased Real Property, (h) non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business, (i) Encumbrances securing surety bonds incurred in the ordinary course of business and (j) any Encumbrance affecting the fee interest of any Leased Real Property not created or imposed by, or in connection with any action or inaction of, a Company Entity.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Information” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by a Company Entity allows the identification of or contact with a natural person or can be used to identify a natural person.

“PIPE Investment Amount” has the meaning set forth in Section 6.18.

“PIPE Investors” has the meaning set forth in Section 6.18.

“Pre-Closing Restructuring” has the meaning specified in the Recitals hereto.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and, with respect to any tax period that does not end on the Closing Date, the portion of such period ending on and including the Closing Date.

“Privacy and Data Security Requirement” means all (i) privacy and data security requirements pursuant to any applicable Privacy Law; (ii) any privacy policies pursuant to which the Company Entities collect any information, in each case, to the extent related to privacy, security, data collection, data protection, data sharing, direct marketing and behavioral marketing and workplace privacy, including the collection, processing, storage, protection, transfer or disclosure of Personal Information or Confidential Data and (iii) any contractual requirements that govern the collection, processing, storage, protection, transfer or disclosure of any Personal Information or Confidential Data and/or that otherwise require compliance with any applicable Privacy Laws, in each case, as applicable to the Company Entities.

“Privacy Laws” means all Laws governing the collection, storage, transmission, transfer, disclosure, privacy, data security and use of Personal Information (including, without limitation, the GDPR and the CCPA), in each case, to the extent applicable to the Company Entities.

“Proceeding” means any claim, action, cause of action, audit, assessment, suit, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, or criminal, administrative, civil or governmental audit, subpoena, administrative enforcement proceeding or investigation.

“Process” means to acquire, transmit or store Confidential Data or Personal Information.

“Proxy Statement” means the proxy statement filed by Acquiror with respect to the Acquiror Stockholders’ Meeting to approve the Voting Matters.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of Acquiror to be used for the Acquiror Stockholders’ Meeting to approve the Voting Matters (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Class A Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Shelf Common Shares to be offered and issued as part of the transactions contemplated by this Agreement, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of Nasdaq.

“Redeeming Stockholder” means a holder of Acquiror Class A Common Stock who demands that Acquiror redeem its Acquiror Class A Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents, this Agreement, the Trust Agreement and the Proxy Statement/Prospectus.

“Registration Rights Agreement” has the meaning set forth in the Recitals hereto.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Restricted Shelf Common Share” means a Shelf Common Share that is a restricted share of Shelf common stock under the Holdings Equity Plan and any applicable participation agreement, grant agreement or other similar agreement in connection with such Shelf Common Share.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.11(g).

“Sellers” has the meaning set forth in the Recitals hereto.

“Shelf” has the meaning specified in the preamble hereto.

“Shelf Board” means the board of directors of Shelf.

“Shelf Common Share” means a share of common stock, par value $0.0001 per share, of Shelf.

“Shelf Common Share Dollar Value” means $10.00.

“Shelf Revised Charter” means the Amended and Restated Certificate of Incorporation of Shelf to be filed with the Secretary of State of the State of Delaware immediately prior to the Merger 1 Effective Time, in substantially the form of Exhibit E.

“SPAC Certificate of Merger” has the meaning specified in Section 2.02(a).

“SPAC Per Share Merger Consideration” means one Shelf Common Share.

“SPAC Surviving Company” has the meaning specified in Section 2.02(a).

“Sponsor” means Spartacus Sponsor LLC, a Delaware limited liability company.

“Subscription Agreement” has the meaning specified in the preamble hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, association, limited liability company or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Sunnyvale Lease” means that certain Lease dated August 5, 2011, by and between SV Landlord, as landlord, and Company (as successor-in-interest to Commlabs, Inc., a Delaware company), as tenant, as amended by (i) Addendum “A”, dated April 12, 2016, and (ii) Addendum “B,” executed on August 30, 2019 and September 3, 2019.

“Sunnyvale Lease Notice” means all notifications required to be obtained or provided by the Company pursuant to the Sunnyvale Lease, as a result of the entry into this Agreement and the consummation of the Transactions.

“Supporting Sellers” has the meaning specified in the Recitals hereto.

“Surviving Companies” means, collectively, the SPAC Surviving Company, the Holdings Surviving Company, the Columbia Blocker Surviving Company, the GS Blocker 1 Surviving Company, the GS Blocker 2 Surviving Company, the NEA Blocker Surviving Company and the Oak Blocker Surviving Company.

“SV Landlord” means Oakmead Properties, LLC, a California limited liability company, as successor-in-interest to Silicon Valley CA-I, LLC, a Delaware limited liability company.

“Systems” means all material software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services that are used in or necessary for the conduct of the Business.

“Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions to tax or penalties with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Top Customers” has the meaning set forth in Section 4.24.

“Top Suppliers” has the meaning set forth in Section 4.24.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements to occur at the Closing, including the Mergers.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Transactions pursuant to this Agreement.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Trust Account” has the meaning set forth in Section 6.13

“Trust Agreement” has the meaning specified in Section 6.13.

“Trustee” has the meaning set forth in Section 6.13.

“Voting Matters” has the meaning specified in Section 7.07(b).

1.02 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

(d) “Writing” includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form including in electronic form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).

(f) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and any derivative thereof or similar words refer to this entire Agreement, (iii) words of any gender include each other gender, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days, and (vi) the word “or” shall be disjunctive but not exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items.

(g) With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

(h) The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a suborder or other thing extends, and such phrase shall not mean simply “if.”

(i) Unless the context requires otherwise, “party” means a party signatory hereto.

(j) An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

(k) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(l) The term “foreign” means non-United States.

(m) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(n) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(o) The phrases “ordinary course of business,” “ordinary course of business consistent with past practice” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto taken in response to or as a result of the COVID-19 Pandemic and in all cases with respect to the Company Entities, taken as a whole, taking into account their collective business plan in connection with establishing and building their network).

(p) Except as otherwise indicated, when reference is made to a Company Entity in this Agreement, such phrase shall mean the Company Entities after giving effect to the Pre-Closing Restructuring.

(q) Reference herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 1.02(q) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(r) References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(s) References herein to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

(t) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 11:59 p.m. on June 7, 2021 to the party (or a representative thereof) to which such information or material is to be provided or furnished in the virtual “data room” set up by the Company Entities in connection with this Agreement.

1.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Shelf Common Shares or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Shelf Common Shares or shares of Acquiror Common Stock will be appropriately adjusted to provide to the Acquiror, Holdings, the Blockers and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit Acquiror, Shelf or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGERS; CLOSING

2.01 Closing Date Certificate; Consideration Spreadsheet.

(a) Closing Date Certificate. No sooner than five (5) or later than three (3) Business Days prior to the Closing, Acquiror shall deliver to Holdings a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Trust Cash and Available Closing Date Total Cash (including reasonable supporting detail thereof), in each case determined in accordance with the definitions set forth in this Agreement. Acquiror shall consider in good faith Holdings’ comments to the Closing Date Certificate delivered to Acquiror no less than two (2) Business Days prior to the Closing.

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing, Holdings shall deliver to the Acquiror a certificate (the “Consideration Spreadsheet”), duly executed and certified by an executive officer of Holdings, which sets forth:

(i) the calculation of the Equity Value, including each component thereof in reasonable detail;

(ii) the Holdings Per Share Merger Consideration;

(iii) as of both immediately after the Pre-Closing Restructuring and immediately prior to the Closing, the record and beneficial owners of Holdings Units and the capitalization of Holdings, including the (A) issued and outstanding Holdings Common Units (including the class or series designation of such Holdings Common Units), (B) issued and outstanding Holdings Preferred Units (including the class or series designation of such Holdings Preferred Units), (C) issued and outstanding Holdings Restricted Units (including the class or series designation of such Holdings Restricted Units and the number of such Holding Restricted Units that will be vested and unvested as of the Merger 2 Effective Time), (D) issued and outstanding and unexercised Holdings Options (including the class or series designation of the Holdings Units purchasable under such Holdings Options and the number of such Holding Options that will be vested and unvested as of the Merger 2 Effective Time), (E) issued and outstanding and unexercised Holdings Warrants (including the class or series designation of the Holdings Units purchasable under such Holdings Warrants or other stock purchase rights) and (F) issued and outstanding and unexercised Holdings Profits Interests (including the class or series designation of such Holdings Profits Interests and the number of such Holdings Profits Interests that will be vested and unvested as of the Merger 2 Effective Time) (the “Holdings Closing Capitalization Table”); and

(iv) with respect to each Seller or holder of unexercised Holdings Option or Holdings Warrant, (A) the name and address of record of such Person, including email address, if available, (B) the number and type(s) of Holdings Units, unexercised Holdings Options, unexercised Holdings Warrants and/or Blocker Equity Interests held by such Person (on a certificate-by-certificate basis, if applicable), (C) the net number of Shelf Common Shares to be issued by Shelf to such Person (including the number of such Shelf Common Shares that will be Restricted Shelf Common Shares), which number shall not include any fractional Shelf Common Shares, (D) the number of options and/or warrants to acquire Shelf Common Shares issuable to such Person pursuant to Sections 3.09(d) and 3.09(e) and (E) whether such Seller is a United States person within the meaning of Section 7701(a)(30) of the Code and the social security number or employer identification number of such Seller (if any);

in each case as reasonably determined by Holdings in accordance with the definitions set forth in this Agreement. Holdings shall consider in good faith the Acquiror’s comments to the Consideration Spreadsheet delivered to Holdings no less than two (2) Business Days prior to the Closing.

2.02 Mergers.

(a) Merger 1. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Shelf and MS 1 shall cause MS 1 to be merged with and into Acquiror (“Merger 1”), with Acquiror being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Merger 1 Effective Time as the “SPAC Surviving Company”) following Merger 1 and the separate corporate existence of MS 1 shall cease. Merger 1 shall be consummated in accordance with this Agreement and the DGCL and evidenced and effected by a Certificate of Merger in the form of Exhibit B-1 (the “SPAC Certificate of Merger”), such Merger 1 to be consummated immediately upon filing of the SPAC Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the SPAC Certificate of Merger (the “Merger 1 Effective Time”).

(b) Merger 2. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdings, Shelf and MS 2 shall cause MS 2 to be merged with and into Holdings (“Merger 2”), with Holdings being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 2 Effective Time as the “Holdings Surviving Company”) following Merger 2 and the separate existence of MS 2 shall cease. Merger 2 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-2 (the “Holdings Certificate of Merger”), such Merger 2 to be consummated immediately upon filing of the Holdings Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the Holdings Certificate of Merger (the “Merger 2 Effective Time”).

(c) Merger 3. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, NEA Blocker, Shelf and MS 3 shall cause MS 3 to be merged with and into NEA Blocker (“Merger 3”), with NEA Blocker being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 3 Effective Time as the “NEA Blocker Surviving Company”) following Merger 3 and the separate existence of MS 3 shall cease. Merger 3 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-3 (the “NEA Blocker Certificate of Merger”), such Merger 3 to be consummated immediately upon filing of the NEA Blocker Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the NEA Blocker Certificate of Merger (the “Merger 3 Effective Time”).

(d) Merger 4. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Oak Blocker, Shelf and MS 4 shall cause MS 4 to be merged with and into Oak Blocker (“Merger 4”), with Oak Blocker being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 4 Effective Time as the “Oak Blocker Surviving Company”) following Merger 4 and the separate existence of MS 4 shall cease. Merger 4 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-4 (the “Oak Blocker Certificate of Merger”), such Merger 4 to be consummated immediately upon filing of the Oak Blocker Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the Oak Blocker Certificate of Merger (the “Merger 4 Effective Time”).

(e) Merger 5. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Columbia Blocker, Shelf and MS 5 shall cause MS 5 to be merged with and into Columbia Blocker (“Merger 5”), with Columbia Blocker being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 5 Effective Time as the “Columbia Blocker Surviving Company”) following Merger 5 and the separate corporate existence of MS 5 shall cease. Merger 5 shall be consummated in accordance with this Agreement and the DGCL and evidenced and effected by a Certificate of Merger in the form of Exhibit B-5 (the “Columbia Blocker Certificate of Merger”), such Merger 5 to be consummated immediately upon filing of the Columbia Blocker Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the Columbia Blocker Certificate of Merger (the “Merger 5 Effective Time”).

(f) Merger 6. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GS Blocker 1, Shelf and MS 6 shall cause MS 6 to be merged with and into GS Blocker 1 (“Merger 6”), with GS Blocker 1 being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 6 Effective Time as the “GS Blocker 1 Surviving Company”) following Merger 6 and the separate existence of MS 6 shall cease. Merger 6 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-6 (the “GS Blocker 1 Certificate of Merger”), such Merger 6 to be consummated immediately upon filing of the GS Blocker 1 Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the GS Blocker 1 Certificate of Merger (the “Merger 6 Effective Time”).

(g) Merger 7. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GS Blocker 2, Shelf and MS 7 shall cause MS 7 to be merged with and into GS Blocker 2 (“Merger 7”), with GS Blocker 2 being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 7 Effective Time as the “GS Blocker 2 Surviving Company”) following Merger 7 and the separate corporate existence of MS 7 shall cease. Merger 7 shall be consummated in accordance with this Agreement and the DGCL and evidenced and effected by a Certificate of Merger in the form of Exhibit B-7 (the “GS Blocker 2 Certificate of Merger”), such Merger 7 to be consummated immediately upon filing of the GS Blocker 2 Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the GS Blocker 2 Certificate of Merger (the “Merger 7 Effective Time”).

2.03 Closing. In lieu of an in-person meeting, the closing of the Transactions (the “Closing”) shall be accomplished by teleconference and electronic exchange of documents (in .pdf or image format) on the date which is two (2) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and Holdings may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Shelf, the Merger Subs, Holdings, and the Blockers shall cause the Certificates of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with and pursuant to Sections 251 and 103 of the DGCL and Sections 18-204, 18-206 and 18-209 of the DLLCA, as applicable.

2.04 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the Merger 1 Effective Time, all the property, rights, privileges, powers and franchises of MS 1 shall vest in the SPAC Surviving Company, and all debts, liabilities and duties of MS 1 shall become the debts, liabilities and duties of the SPAC Surviving Company, (b) at the Merger 2 Effective Time, all the property, rights, privileges, powers and franchises of MS 2 shall vest in the Holdings Surviving Company, and all debts, liabilities and duties of MS 2 shall become the debts, liabilities and duties of the Holdings Surviving Company, (c) at the Merger 3 Effective Time, all the property, rights, privileges, powers and franchises of MS 3 shall vest in the NEA Blocker Surviving Company, and all debts, liabilities and duties of MS 3 shall become the debts, liabilities and duties of the NEA Blocker Surviving Company, (d) at the Merger 4 Effective Time, all the property, rights, privileges, powers and franchises of MS 4 shall vest in the Oak Blocker Surviving Company, and all debts, liabilities and duties of MS 4 shall become the debts, liabilities and duties of the Oak Blocker Surviving Company, (e) at the Merger 5 Effective Time, all the property, rights, privileges, powers and franchises of MS 5 shall vest in the Columbia Blocker Surviving Company, and all debts, liabilities and duties of MS 5 shall become the debts, liabilities and duties of the Columbia Blocker Surviving Company, (f) at the Merger 6 Effective Time, all the property, rights, privileges, powers and franchises of MS 6 shall vest in the GS Blocker 1 Surviving Company, and all debts, liabilities and duties of MS 6 shall become the debts, liabilities and duties of the GS Blocker 1 Surviving Company and (g) at the Merger 7 Effective Time, all the property, rights, privileges, powers and franchises of MS 7 shall vest in the GS Blocker 2 Surviving Company, and all debts, liabilities and duties of MS 7 shall become the debts, liabilities and duties of the GS Blocker 2 Surviving Company.

2.05 Organizational Documents of the Surviving Companies.

(a) At the Merger 1 Effective Time, (i) the certificate of incorporation of Acquiror as in effect immediately prior to the Merger 1 Effective Time shall be amended and restated to read in its entirety as set forth in Exhibit A to the SPAC Certificate of Merger attached hereto and, as so amended and restated, shall be the certificate of incorporation of Acquiror from and after the Merger 1 Effective Time until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of Acquiror as in effect immediately prior to the Merger 1 Effective Time shall be amended and restated to be identical to the bylaws of MS 1 in effect immediately prior to the Merger 1 Effective Time, except that references to the name of MS 1 shall be replaced with references to the name of Acquiror, and, as so amended and restated, shall be the bylaws of Acquiror from and after the Merger 1 Effective Time until thereafter amended as provided therein or by the DGCL.

(b) At the Merger 2 Effective Time, (i) the certificate of formation of Holdings as in effect immediately prior to the Merger 2 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the Holdings Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of Holdings as in effect immediately prior to the Merger 2 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 2 in effect immediately prior to the Merger 2 Effective Time, except that references to the name of MS 2 shall be replaced with references to the name of Holdings Surviving Company as set forth in the Holdings Certificate of Merger, and, as so amended and restated, shall be the amended and restated limited liability company agreement of Holdings from and after the Merger 2 Effective Time until thereafter amended as provided therein or by the DLLCA.

(c) At the Merger 3 Effective Time, (i) the certificate of formation of NEA Blocker as in effect immediately prior to the Merger 3 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the NEA Blocker Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of NEA Blocker as in effect immediately prior to the Merger 3 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 3 in effect immediately prior to the Merger 3 Effective Time, except that references to the name of MS 3 shall be replaced with references to the name of NEA Blocker Surviving Company as set forth in the NEA Blocker Certificate of Merger, and, as so amended and restated, shall be the limited liability company agreement of NEA Blocker from and after the Merger 3 Effective Time until thereafter amended as provided therein or by the DLLCA.

(d) At the Merger 4 Effective Time, (i) the certificate of formation of Oak Blocker as in effect immediately prior to the Merger 4 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the Oak Blocker Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of Oak Blocker as in effect immediately prior to the Merger 4 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 4 in effect immediately prior to the Merger 4 Effective Time, except that references to the name of MS 4 shall be replaced with references to the name of the Oak Blocker Surviving Company as set forth in the Oak Blocker Certificate of Merger, and, as so amended and restated, shall be the amended and restated limited liability company agreement of Oak Blocker from and after the Merger 4 Effective Time until thereafter amended as provided therein or by the DLLCA.

(e) At the Merger 5 Effective Time, (i) the certificate of incorporation of Columbia Blocker as in effect immediately prior to the Merger 5 Effective Time shall be amended and restated to read in its entirety as set forth in Exhibit A to the Columbia Blocker Certificate of Merger attached hereto and, as so amended and restated, shall be the certificate of incorporation of Columbia Blocker Surviving Company from and after the Merger 5 Effective Time until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of Columbia Blocker as in effect immediately prior to the Merger 5 Effective Time shall be amended and restated to be identical to the bylaws of MS 5 in effect immediately prior to the Merger 5 Effective Time, except that references to the name of MS 5 shall be replaced with references to the name of the Columbia Blocker Surviving Company as set forth in the Columbia Blocker Certificate of Merger, and, as so amended and restated, shall be the bylaws of Columbia Blocker Surviving Company from and after the Merger 1 Effective Time until thereafter amended as provided therein or by the DGCL.

(f) At the Merger 6 Effective Time, (i) the certificate of formation of GS Blocker 1 as in effect immediately prior to the Merger 6 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the GS Blocker 1 Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of GS Blocker 1 as in effect immediately prior to the Merger 6 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 6 in effect immediately prior to the Merger 6 Effective Time, except that references to the name of MS 6 shall be replaced with references to the name of the GS Blocker 1 Surviving Company as set forth in the GS Blocker 1 Certificate of Merger, and, as so amended and restated, shall be the amended and restated limited liability company agreement of GS Blocker 1 from and after the Merger 6 Effective Time until thereafter amended as provided therein or by the DLLCA.

(g) At the Merger 7 Effective Time, (i) the certificate of incorporation of GS Blocker 2 as in effect immediately prior to the Merger 7 Effective Time shall be amended and restated as set forth in Exhibit A to the GS Blocker 2 Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of GS Blocker 2 as in effect immediately prior to the Merger 7 Effective Time shall be amended and restated to be identical to the bylaws of MS 7 in effect immediately prior to the Merger 7 Effective Time, except that references to the name of MS 7 shall be replaced with references to the name of the GS Blocker 2 Surviving Company as set forth in the GS Blocker 2 Certificate of Merger, until thereafter amended as provided therein or by the DGCL.

2.06 Directors and Officers of the Surviving Company. Each of Shelf and the Merger Subs shall cause the individuals set forth on Section 2.06 of the Company Disclosure Schedules to be designated or appointed as the directors, managers and/or officers, as applicable, of the Merger Subs immediately prior to the Merger 1 Effective Time, the Merger 2 Effective Time, the Merger 3 Effective Time, the Merger 4 Effective Time, the Merger 5 Effective Time, the Merger 6 Effective Time and the Merger 7 Effective Time, as applicable, and each of Shelf, the Merger Subs, the Blockers and Holdings, as applicable, shall take all action within its power as may be necessary or appropriate such that immediately after the Merger 1 Effective Time, the Merger 2 Effective Time, the Merger 3 Effective Time, the Merger 4 Effective Time, the Merger 5 Effective Time, the Merger 6 Effective Time and the Merger 7 Effective Time such individuals shall be the directors, managers and/or officers of the applicable Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article III
EFFECTS OF THE MERGERS

3.01 Conversion of Shares of Acquiror Common Stock and MS 1 Stock.

(a) At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of any Acquiror Stockholder or any other Person, each share of Acquiror Common Stock (an “Acquiror Common Share”) that is issued and outstanding immediately prior to the Merger 1 Effective Time (other than any Excluded Shares, which shall not constitute “Acquiror Common Shares” for purposes of this Section 3.01(a)), shall thereupon be automatically converted into the right to receive the SPAC Per Share Merger Consideration. All of the shares of Acquiror Common Stock converted into the right to receive the SPAC Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such shares of Acquiror Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the SPAC Per Share Merger Consideration into which such shares of Acquiror Common Stock shall have been converted in Merger 1.

(b) At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of Shelf or MS 1 or any other Person, each share of common stock, par value $0.0001 per share, of MS 1 shall no longer be outstanding and shall thereupon be automatically converted into and become one share of common stock, par value $0.0001 per share, of the SPAC Surviving Company.

(c) At the Merger 1 Effective Time, without any action on the part of any holder of Excluded Shares or any other Person, each Excluded Share shall be automatically surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

3.02 Conversion of Holdings Units and MS 2 Equity Interests.

(a) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of Holdings Units or any other Person, each Holdings Unit that is issued and outstanding immediately prior to the Merger 2 Effective Time (other than Excluded Units, which shall not constitute “Holdings Units” for purposes of this Section 3.02(a)), shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the Holdings Units converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Holdings Units, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such Holdings Units shall have been converted in Merger 2.

(b) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of Shelf or MS 2 or any other Person, the limited liability company interest of MS 2 shall no longer be outstanding and shall thereupon be automatically converted into and become limited liability company interests of the Holdings Surviving Company in an amount sufficient to represent a percentage of all limited liability company interests of the Holdings Surviving Company equal to 100% minus the percentage issued to the holders of Excluded Units pursuant to Section 3.02(c).

(c) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of Excluded Units or any other Person, each Excluded Unit that is issued and outstanding immediately prior to the Merger 2 Effective Time shall thereupon be automatically converted into, and the holder of each such Excluded Unit shall be entitled to receive the limited liability company interests of the Holdings Surviving Company in an amount sufficient to represent a percentage of all limited liability company interests of the Holdings Surviving Company equal to the percentage reflected in the Consideration Spreadsheet.

(d) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the Holdings Surviving Company pursuant to Section 3.02(b) shall be admitted to the Holdings Surviving Company as members of the Holdings Surviving Company and shall continue Holdings Surviving Company without dissolution.

3.03 Conversion of NEA Blocker Equity Interests and MS 3 Equity Interests.

(a) At the Merger 3 Effective Time, by virtue of Merger 3 and without any action on the part of NEA Blocker Seller or any other Person, the NEA Blocker Equity Interests that are issued and outstanding immediately prior to the Merger 3 Effective Time, shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. The NEA Blocker Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any NEA Blocker Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such NEA Blocker Equity Interests shall have been converted in Merger 3.

(b) At the Merger 3 Effective Time, by virtue of Merger 3 and without any action on the part of Shelf or MS 3 or any other Person, the limited liability company interest of MS 3 shall no longer be outstanding and shall thereupon be automatically converted into and become 100% of the limited liability company interest of the NEA Blocker Surviving Company.

(c) At the Merger 3 Effective Time, by virtue of Merger 3 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the NEA Blocker Surviving Company pursuant to 3.03(b) shall be admitted to the NEA Blocker Surviving Company as members of the NEA Blocker Surviving Company and shall continue NEA Blocker Surviving Company without dissolution.

3.04 Conversion of Oak Blocker Equity Interests and MS 4 Equity Interests.

(a) At the Merger 4 Effective Time, by virtue of Merger 4 and without any action on the part of the Oak Blocker Seller or any other Person, the Oak Blocker Equity Interests that are issued and outstanding immediately prior to the Merger 4 Effective Time shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the Oak Blocker Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Oak Blocker Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such Oak Blocker Equity Interests shall have been converted in Merger 4.

(b) At the Merger 4 Effective Time, by virtue of Merger 4 and without any action on the part of Shelf or MS 4 or any other Person, the limited liability company interest of MS 4 shall no longer be outstanding and shall thereupon be automatically converted into and become 100% of the limited liability company interest of the Oak Blocker Surviving Company.

(c) At the Merger 4 Effective Time, by virtue of Merger 4 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the Oak Blocker Surviving Company pursuant to 3.04(b) shall be admitted to the Oak Blocker Surviving Company as members of the Oak Blocker Surviving Company and shall continue Oak Blocker Surviving Company without dissolution.

3.05 Conversion of Columbia Blocker Equity Interests and MS 5 Stock.

(a) At the Merger 5 Effective Time, by virtue of Merger 5 and without any action on the part of any Columbia Blocker Seller or any other Person, the Columbia Blocker Equity Interests that are issued and outstanding immediately prior to the Merger 5 Effective Time, shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the Columbia Blocker Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Columbia Blocker Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such Columbia Blocker Equity Interests shall have been converted in Merger 5.

(b) At the Merger 5 Effective Time, by virtue of Merger 5 and without any action on the part of Shelf or MS 5 or any other Person, each share of common stock, par value $0.0001 per share, of MS 5 shall no longer be outstanding and shall thereupon be automatically converted into and become one share of common stock, par value $0.0001 per share, of the Columbia Blocker Surviving Company.

3.06 Conversion of GS Blocker 1 Equity Interests and MS 6 Equity Interests.

(a) At the Merger 6 Effective Time, by virtue of Merger 6 and without any action on the part of the GS Blocker 1 Seller or any other Person, the GS Blocker 1 Equity Interests that are issued and outstanding immediately prior to the Merger 6 Effective Time, shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the GS Blocker 1 Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such GS Blocker 1 Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such GS Blocker 1 Equity Interests shall have been converted in Merger 6.

(b) At the Merger 6 Effective Time, by virtue of Merger 6 and without any action on the part of Shelf or MS 6 or any other Person, the limited liability company interest of MS 6 shall no longer be outstanding and shall thereupon be automatically converted into and become 100% of the limited liability company interest of the GS Blocker 1 Surviving Company.

(c) At the Merger 6 Effective Time, by virtue of Merger 6 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the GS Blocker 1 Surviving Company pursuant to 3.06(b) shall be admitted to the GS Blocker 1 Surviving Company as members of the GS Blocker 1 Surviving Company and shall continue GS Blocker 1 Surviving Company without dissolution.

3.07 Conversion of GS Blocker 2 Equity Interests and MS 7 Stock.

(a) At the Merger 7 Effective Time, by virtue of Merger 7 and without any action on the part of the GS Blocker 2 Seller or any other Person, the GS Blocker 2 Equity Interests that are issued and outstanding immediately prior to the Merger 7 Effective Time shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the GS Blocker 2 Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such GS Blocker 2 Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such GS Blocker 2 Equity Interests shall have been converted in Merger 7.

(b) At the Merger 7 Effective Time, by virtue of Merger 7 and without any action on the part of Shelf or MS 7 or any other Person, each share of common stock, par value $0.0001 per share, of MS 7 shall no longer be outstanding and shall thereupon be automatically converted into and become one share of common stock, par value $0.0001 per share, of the GS Blocker 2 Surviving Company.

3.08 Delivery of Per Share Merger Consideration.

(a) The holders of Acquiror Common Shares shall be entitled to receive in exchange therefor (i) the SPAC Per Share Merger Consideration into which such Acquiror Common Shares have been converted pursuant to Section 3.01(a) and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 3.10 plus dividends declared by Shelf on the Shelf Common Shares after the Merger 1 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(a), each Acquiror Common Share shall be deemed at any time from and after the Merger 1 Effective Time to represent only the right to receive upon such surrender the SPAC Per Share Merger Consideration which the holders of Acquiror Common Shares were entitled to receive in respect of such shares pursuant to this Section 3.08(a) (and cash in lieu of fractional shares pursuant to Section 3.10 plus any dividends declared by Shelf on the Shelf Common Shares after the Merger 1 Effective Time which are unpaid, if any). Notwithstanding the foregoing, if a certificate evidencing Acquiror Common Shares is held in electronic form, then surrender of such certificate shall be effected upon delivery of a confirmation of cancellation of such certificate from Acquiror’s transfer agent.

(b) Subject to Section 3.09(b) (in the case of Holdings Restricted Units) and Section 3.09(c) (in the case of Holdings Profits Interests), the holders of Holdings Units (other than the Excluded Units, but including the Holdings Restricted Units and Holdings Profits Interests) shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which such Holdings Units have been converted pursuant to Section 3.02(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 2 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(b), each Holdings Unit shall be deemed at any time from and after the Merger 2 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the holders of Holdings Units were entitled to receive in respect of such units pursuant to this Section 3.08(b) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 2 Effective Time which are unpaid, if any).

(c) The NEA Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which such NEA Blocker Equity Interests have been converted pursuant to Section 3.03(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 3 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(c), the NEA Blocker Equity Interests shall be deemed at any time from and after the Merger 3 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the NEA Blocker Seller was entitled to receive in respect of such NEA Blocker Equity Interests pursuant to this Section 3.08(c) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 3 Effective Time which are unpaid, if any).

(d) The Oak Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the Oak Blocker Equity Interests have been converted pursuant to Section 3.04(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 4 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(d), the Oak Blocker Equity Interests shall be deemed at any time from and after the Merger 4 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the Oak Blocker Seller was entitled to receive in respect of such Oak Blocker Equity Interests pursuant to this Section 3.08(d) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 4 Effective Time which are unpaid, if any).

(e) The Columbia Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the Columbia Blocker Equity Interests have been converted pursuant to Section 3.05(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 5 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(e), the Columbia Blocker Equity Interests shall be deemed at any time from and after the Merger 5 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the Columbia Blocker Seller was entitled to receive in respect of such Columbia Blocker Equity Interests pursuant to this Section 3.08(e) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 5 Effective Time which are unpaid, if any).

(f) The GS Blocker 1 Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the GS Blocker 1 Blocker Equity Interests have been converted pursuant to Section 3.06(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 6 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(f), the GS Blocker 1 Blocker Equity Interests shall be deemed at any time from and after the Merger 6 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the GS Blocker 1 Blocker Seller was entitled to receive in respect of such GS Blocker 1 Blocker Equity Interests pursuant to this Section 3.08(f) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 6 Effective Time which are unpaid, if any).

(g) The GS Blocker 2 Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the GS Blocker 2 Blocker Equity Interests have been converted pursuant to Section 3.07(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 7 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(g), the GS Blocker 2 Blocker Equity Interests shall be deemed at any time from and after the Merger 7 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the GS Blocker 2 Blocker Seller was entitled to receive in respect of such GS Blocker 2 Blocker Equity Interests pursuant to this Section 3.08(g) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 7 Effective Time which are unpaid, if any).

3.09 Treatment of Acquiror Warrants, Holdings Restricted Units, Holdings Profits Interests, Holdings Options and Holdings Warrants.

(a) Acquiror Warrants. At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of any holder of the Acquiror Warrants or any other Person, each Acquiror Warrant that is outstanding immediately prior to the Merger 1 Effective Time shall, pursuant to and in accordance with Section 4.4 of the Acquiror Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Acquiror Common Stock set forth therein and in substitution thereof such Acquiror Warrant shall entitle the holder thereof to acquire such equal number of Shelf Common Share(s) per Acquiror Warrant.

(b) Holdings Restricted Units. Notwithstanding anything herein to the contrary, at the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of the Holdings Restricted Units or any other Person, each Shelf Common Share that would otherwise be issued pursuant to Section 3.08(b) to a holder of Holdings Restricted Units in respect of a Holdings Restricted Unit that is unvested as of the Merger 2 Effective Time shall instead be a Restricted Shelf Common Share and such holder of Holdings Restricted Units shall not be entitled to receive Shelf Common Shares in respect thereof.

(c) Holdings Profits Interests. Notwithstanding anything herein to the contrary, at the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of the Holdings Profits Interests or any other Person, each Shelf Common Share that would otherwise be issued pursuant to Section 3.08(b) to a holder of Holdings Profits Interests in respect of a Holdings Profits Interest that is unvested as of the Merger 2 Effective Time shall instead be a Restricted Shelf Common Share and such holder of Holdings Profits Interests shall not be entitled to receive Shelf Common Shares in respect thereof.

(d) Holdings Options. At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of the Holdings Options or any other Person, each Holdings Option that is outstanding and unexercised prior to the Merger 2 Effective Time, whether vested or unvested, shall be assumed by Shelf and automatically converted into an option to purchase, on substantially the same terms and conditions as were applicable to such Holdings Option, Shelf Common Shares in an amount equal to, and at a price per Shelf Common Share equal to, an amount and price intended to comply with Section 409A of the Code.

(e) Holdings Warrants. At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of Holdings Warrants or any other Person, each Holdings Warrant that is outstanding and unexercised prior to the Merger 2 Effective Time shall, pursuant to and in accordance with the terms of an agreement between the Company and the holder of such Holdings Warrant, be exchanged for a new warrant to provide that such Holdings Warrant shall no longer entitle the holder thereof to purchase the amount of Holdings Units set forth therein and in substitution thereof such new warrant shall entitle the holder thereof to acquire Shelf Common Shares in an amount equal to, and at a price per Shelf Common Share equal to, the amount and price resulting from the application of the applicable adjustment mechanisms in such Holdings Warrant.

3.10 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of Shelf Common Shares or certificates or scrips representing such fractional shares shall be issued upon the conversion of any Acquiror Common Stock, Holdings Units or Blocker Equity Interests, as applicable, and any such fractional shares or interests therein, as applicable, shall not entitle the owner thereof to vote or to any other rights of a stockholder of Shelf. Notwithstanding any other provision of this Agreement, each holder of Acquiror Common Shares converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a Shelf Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the amount of fractional shares of a Shelf Common Share to which such holder otherwise would have been entitled but for this Section 3.10 multiplied by the Shelf Common Share Dollar Value.

3.11 Payment of Expenses and Payoff Debt.

(a) On or prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

(b) On or prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of the Acquiror Transaction Expenses, solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

(c) On or prior to the Closing Date, the Company shall provide to Acquiror (i) an executed payoff letter in customary form reasonably satisfactory to Acquiror (the “Payoff Letter”) with respect to all Indebtedness of the Company Entities that is outstanding immediately prior to the Closing under the First Lien Financing Agreement (if any) (the “Payoff Debt”) and customary Encumbrance release documents with respect to all Encumbrances in or upon the assets or properties of the Company Entities pursuant to the First Lien Financing Agreement, all of which will be released upon the repayment of such Indebtedness. The Payoff Debt shall be paid by Acquiror immediately following the Merger 1 Effective Time and immediately before the Merger 2 Effective Time.

3.12 Full Satisfaction. The merger consideration issued (and paid) in accordance with the terms of this Article III upon delivery and conversion of any Acquiror Common Shares, Holdings Units and Blocker Equity Interests shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Acquiror Common Shares, Holdings Units and Blocker Equity Interests (other than the right to receive dividends or other distributions, if any, in accordance with this Article III).

Article IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), Holdings and the Company jointly and severally represent and warrant to each Acquiror Party as of the date of this Agreement, as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) Each Company Entity is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Section 4.01(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of organization of each Company Entity and its authorized, issued and outstanding membership or equity interests (all of which are free and clear of Encumbrances, except for Permitted Encumbrances) and the legal, record (including pursuant to any statutory registers, as applicable) and beneficial ownership of each such Company Entity. Except as set forth in Section 4.01(a) of the Company Disclosure Schedules, Holdings directly or indirectly owns 100% of the membership or equity interests in its Subsidiaries. Holdings does not own or have any ownership interest in any other Person other than the Subsidiaries set forth on Section 4.01(a) of the Company Disclosure Schedules.

(b) True and complete copies of the certificate of incorporation, bylaws or equivalent organizational documents of each Company Entity have been made available to Acquiror. Such organizational documents are in full force and effect and no Company Entity is in material violation of any provision of its organizational documents.

4.02 Authority; Board Approval. Each of Holdings and the Company has all requisite organizational and limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings or the Company, as applicable, of this Agreement and any Ancillary Agreement to which such entity is a party and the consummation by Holdings or the Company, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by the board of managers of Holdings or the board of managers of the Company, as applicable, and no other company proceeding on the part of either Holdings or the Company is necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreement to which such entity is a party or the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Holdings and the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdings and the Company enforceable against such entity in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which Holdings or the Company, as applicable, is or will be a party has been duly executed and delivered by Holdings or the Company, as applicable (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Holdings or the Company, as applicable, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

4.03 No Conflict; Consents.

(a) The execution, delivery and performance by each of Holdings and the Company, as applicable, of this Agreement and the Ancillary Agreements to which such entity is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Holdings Organizational Documents or Company Organizational Documents, as applicable; (ii) assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the HSR Act and any foreign antitrust, merger control, or competition laws (collectively with the HSR Act, the “Antitrust Laws”) and the receipt of all approvals, consents, authorizations, clearances, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to any Company Entity; (iii) except as set forth in Section 4.03(a) of the Company Disclosure Schedules, require the consent, permit, clearance, approval, acknowledgement, authorization, waiver or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Company Entity is a party or by which any Company Entity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except with respect to the foregoing clauses (ii), (iii), and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(b) No material consent, approval, waiver, authorization, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for (i) the FCC Consent; and (ii) such filings as may be required under the Antitrust Laws.

4.04 Current Capitalization.

(a) The authorized capital of Holdings consists of 300,050,000 “Units” as defined in the Holdings LLC Agreement. Of such authorized Units, 107,950,000 are designated as “Preferred Units” as defined in the Holdings LLC Agreement and 192,100,000 are designated as “Common Units” as defined in the Holdings LLC Agreement. Of such Preferred Units, 13,400,000 are designated as “Class C Preferred Units” as defined in the Holdings LLC Agreement and 94,550,000 are designated as “Class D Preferred Units” as defined in the Holdings LLC Agreement. Of such Common Units, 128,508,093 are designated as “Class A-1 Common Units” as defined in the Holdings LLC Agreement, 5,199,202 are designated as “Class B-1 Common Units” as defined in the Holdings LLC Agreement, 250,000 are designated as “Class B-2 Common Units” as defined in the Holdings LLC Agreement, 250,000 are designated as “Class B-3 Common Units” as defined in the Holdings LLC Agreement, and 4,500,000 are designated as “Class B-4 Common Units” as defined in the Holdings LLC Agreement. Section 4.04(a) of the Company Disclosure Schedules sets forth, as of the date hereof, the capitalization of Holdings (the “Holdings Capitalization Table”), including the following: (i) issued and outstanding Holdings Common Units, (ii) issued and outstanding Holdings Preferred Units, (iii) issued and outstanding Holdings Restricted Units, (iv) issued and outstanding Holdings Options, and (v) issued and outstanding Holdings Warrants or other stock purchase rights, if any. The Holdings Closing Capitalization Table sets forth, both as of immediately after the Pre-Closing Restructuring and immediately prior to the Closing, the capitalization of Holdings, including the following: (A) issued and outstanding Holdings Common Units, (B) issued and outstanding Holdings Preferred Units, (C) issued and outstanding Holdings Restricted Units, (D) issued and outstanding Holdings Options, and (E) issued and outstanding Holdings Warrants or other stock purchase rights, if any.

(b) Except as disclosed in the Holdings Capitalization Table or on Section 4.04(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Holdings or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by Holdings or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any of their respective equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Holdings or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Holdings Units.

(c) All issued and outstanding Holdings Units are (i) duly authorized and validly issued; (ii) not subject to any preemptive rights created by statute or any agreement to which Holdings is a party other than the Holdings Organizational Documents; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Holdings Units were issued in compliance with applicable Law.

(d) Except as set forth on Section 4.04(d) of the Company Disclosure Schedule, (i) no outstanding Holdings Units are subject to vesting or forfeiture rights or repurchase by Holdings and (ii) there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Holdings or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the equity interests of Holdings were undertaken in compliance with the Holdings Organizational Documents then in effect, any agreement to which Holdings then was a party and in compliance with applicable Law.

4.05 Financial Statements.

(a) Section 4.05(a) of the Company Disclosure Schedules sets forth (i) the audited consolidated financial statements of Holdings and its Subsidiaries consisting of consolidated balance sheets as of December 31, 2019, including the related consolidated statements of comprehensive loss, changes in members’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 2020 and March 31, 2021, and the related consolidated statements of comprehensive loss, changes in members’ equity and cash flows for the twelve (12)-month period and three (3)-month period then ended, respectively (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of Holdings and its Subsidiaries, and fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the respective dates they were prepared and the results of the operations of Holdings and its Subsidiaries for the periods indicated. The consolidated statement of financial position of the Company and its Subsidiaries as of March 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Holdings maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP (the “Internal Controls”). The Internal Controls that are designed to provide reasonable assurance that (i) transactions are executed only in accordance with Holdings management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for Holding’s assets. Neither the Company Entities nor an independent auditor of the Company Entities has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company Entities which could adversely affect the ability of Holdings or its Subsidiaries to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves a Company Entity’s management or other employees who have a role in the preparation of the Financial Statements or the Internal Controls utilized by the Company Entities, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, a Company Entity’s ability to record, process, summarize and report financial information, and there is no fraud that involves the management of the Company Entities.

(c) All accounts, books and ledgers of the Company Entities that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

4.06 Undisclosed Liabilities. Except as set forth in Section 4.06 of the Company Disclosure Schedules, Holdings and its Subsidiaries have no liabilities, debts, obligations or commitments (whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, direct or indirect, matured or unmatured) (“Liabilities”) that would be required to be set forth on a balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP, consistently applied, except (a) those which are reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract), (c) obligations of future performance under Contracts, (d) those arising under this Agreement and/or the performance by the Company Entities of their obligations hereunder, and (e) those which are not or would not be material to the Company Entities, taken as a whole.

4.07 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.07(a) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, from the Interim Balance Sheet Date until the date hereof, each Company Entity has conducted the Business in the ordinary course of business consistent with past practice.

(b) Other than as set forth in Section 4.07(b) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, from the Interim Balance Sheet Date until the date hereof, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to each of the Company Entities, any:

(i) event, occurrence or development that has had or would be reasonably expected to have a Material Adverse Effect;

(ii) amendment of such Company Entity’s charter or bylaws or equivalent organizational documents;

(iii) split, combination or reclassification of any shares of its capital stock or units, as applicable;

(iv) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity securities;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or units, as applicable; or redemption, purchase or acquisition of its capital stock or units, as applicable;

(vi) material change in any method of accounting or accounting practice, except as required by GAAP, securities laws and regulations or PCAOB standards or as disclosed in the notes to the Financial Statements;

(vii) material change in such Company Entity’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii) other than under and in accordance with the First Lien Financing Agreement in the ordinary course of business, incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $250,000 by such Company Entity except Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business or for write-offs required by GAAP, transfer, assignment, sale or other disposition of any tangible or intangible assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements, in each case, with a value in excess of $250,000 individually or $500,000 in the aggregate;

(x) transfer, assignment or grant of any exclusive license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(xi) capital investment in any other Person in excess of $250,000 individually or $500,000 in the aggregate;

(xii) loan to any other Person, other than in the ordinary course of business consistent with past practice;

(xiii) acceleration, termination, material modification to or cancellation of any Material Contract to which such Company Entity is a party or by which it is bound;

(xiv) imposition of any material Encumbrance upon any of such Company Entity’s properties, capital stock or assets, tangible or intangible;

(xv) (A) grant of any change in control, transaction, retention or similar bonuses, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or individual consultants, other than as provided for in any written agreements or required by applicable Law, (B) termination of any employees for which the aggregate costs and expenses exceed $250,000, or (C) action to accelerate the vesting or payment of any material compensation or benefit for any current or former employee, officer, director or individual consultant;

(xvi) hiring or promoting any individual as or to be (as the case may be) an officer, or hiring or promoting any employee whose total compensation exceeds $250,000, except in the ordinary course of business consistent with past practice;

(xvii) adoption, material modification or termination of any: (A) Employment Contract or Contactor Agreement, (B) material Benefit Plan or (C) collective bargaining or other agreement with a union;

(xviii) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(xix) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of an existing line of business;

(xx) except for the Transactions, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxiii) action by such Company Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Shelf in respect of any post-Closing Tax period; or

(xxiv) Contract to do any of the foregoing.

4.08 Title; Real Property.

(a) No Company Entity owns a fee estate in any real property.

(b) Each Company Entity, as applicable, has good and valid title to, or a valid leasehold interest in, each Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. Except as set forth in Section 4.08(b) of the Company Disclosure Schedules, all such properties and assets (including leasehold interests) are in the possession of or under the control of a Company Entity.

(c) Section 4.08(c)(1) of the Company Disclosure Schedules lists with respect to each Leased Real Property (i) the street address; (ii) the landlord under the lease; (iii) the rental amount currently being paid; (iv) the security deposit; (v) the term of such lease or sublease; and (vi) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Acquiror true, complete and correct copies of the applicable lease, sublease, license or other agreement (including any amendments, modifications or supplements thereto) associated with each Leased Real Property location (the “Leases”). Section 4.08(c)(2) of the Company Disclosure Schedule sets forth a true and correct list of all sites where the Company leases, subleases, licenses or sublicenses form a third party space for purposes of placing the Company’s geolocation equipment (but not for general administrative, manufacturing, or research and development purposes) (the “Site Leases”). The Leases and Site Leases are in full force and effect, and are binding and enforceable against each Company Entity that is party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). Each applicable Company Entity enjoys peaceful and undisturbed possession of the premises with regard to each Leased Real Property. The Company is not a sublessor, licensor, or grantor under any sublease, license, or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use of the Leased Real Property in the conduct of the Business does not violate in any material respect any provision of any applicable Lease, Law, covenant, condition, restriction, easement of record, license, permit or agreement relating thereto. There are no Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. No Company Entity is in material breach of or material default under any Lease and, to the Company’s Knowledge, no landlord is in material breach of or material default under any Lease. There are no unsatisfied obligations to construct or install any tenant improvements with regard to any applicable Lease.

4.09 Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Company Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles or other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations, indicating as to each item as applicable: (A) the owner; (B) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, and (D) the dates of application, issuance or registration of the item; (ii) Company Software that is material to the operation of the Business; and (iii) internet domain names owned by any Company Entity.

(b) Section 4.10(b) of the Company Disclosure Schedules lists all Company IP Agreements that are material to the operation of the Business or otherwise involving annual payments in excess of $250,000. No Company Entity nor, to the Company’s Knowledge, any other party thereto is in default under, or has provided or received any notice of material breach or default of any Company IP Agreement.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedules, a Company Entity is the sole and exclusive legal and record owner of all right, title and interest in and to the Company IP Registrations, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into written agreements with every current and former employee who has contributed material Intellectual Property to the Business, and with every current and former independent contractor that has contributed material Intellectual Property to the Business, whereby such employees and independent contractors: (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) as between the Company and such employee or independent contractor, acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Company Intellectual Property. To the Company’s Knowledge, the Company’s rights in the Company IP Registrations are valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(d) To the Company’s Knowledge, in the past six (6) years the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or diluted the Intellectual Property of any Person. To the Company’s Knowledge, in the past six (6) years no Person has infringed, misappropriated or diluted, or is currently infringing, misappropriating or diluting, any Company Intellectual Property.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedules, no Company Software includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(f) There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company Entities; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property; in each case other than as reasonably expected during the ordinary course of prosecution of such Intellectual Property. To the Company’s Knowledge, no Company Entity is subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property.

4.11 Privacy and Data Security.

(a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedules, each Company Entity has complied at all times in all material respects with all applicable Privacy and Data Security Requirements regarding the collection, retention, use and protection of Personal Information and Confidential Data and, to the Company’s Knowledge, there is no claim pending or threatened in writing against any Company Entity regarding any violation of or noncompliance with such applicable Privacy Laws. Each Company Entity has all requisite legal authority to Process, use and hold Personal Information in the manner it is now Processed by the Company Entity or any Confidential Data Processor on behalf of the Company Entity, except as would not reasonably be expected to result in noncompliance with any Privacy and Data Security Requirement in any material respect. Except as set forth in Section 4.11(a) of the Company Disclosure Schedules, each Company Entity has entered into valid and enforceable written contracts with any third party to which a Company Entity discloses Personal Information.

(b) Each Company Entity has taken commercially reasonable measures designed to prevent unauthorized use, access or unlawful alteration of Personal Information in its possession or control, including administrative, technical and physical safeguards, which measures are in compliance in all material respects with applicable Privacy and Data Security Requirements.

(c) Each Company Entity has not received any written notice that it is or has been in breach in any material respect of any contractual or other obligation to limit its use of, secure or otherwise safeguard Confidential Data and, to the Company’s Knowledge, no such breach has occurred within the applicable statute of limitation for a claim arising out of such a breach.

(d) Each Company Entity has in place and follows commercially reasonable procedures designed to ensure that all written contracts with Confidential Data Processors require that such Confidential Data Processors Process Confidential Data in material compliance with applicable Privacy and Data Security Requirements.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedules, to the Company’s Knowledge, no Person (including any Governmental Authority) has commenced any Proceeding relating to any Company Entity’s information privacy or data security practices relating to Personal Information of consumers or compliance with any Privacy and Data Security Requirement, including with respect to the access, disclosure or use of Personal Information maintained by or on behalf of any Company Entity, or, to the Company’s Knowledge, threatened any such Proceeding, or made any complaint, investigation or inquiry relating to such practices. To the Company’s Knowledge, no Proceeding has been filed, commenced or threatened against any Confidential Data Processor with respect to any Confidential Data Processed for each Company Entity.

(f) Each Company Entity does not sell, rent or otherwise make available to any Person any Personal Information, other than in compliance with all applicable Privacy and Data Security Requirements and pursuant to valid and enforceable written contracts. The Company’s execution, delivery and performance of this Agreement with respect to Personal Information, and the consummation of the contemplated transactions, including a Company Entity’s transfer of Personal Information resulting from such transactions, is not materially prohibited by applicable Privacy Laws. Immediately following the Closing, the Company Entities will continue to be permitted to collect, store, use and disclose Personal Information held by the Company Entities on terms substantially similar to those in effect as of the date of this Agreement and to the same extent they would have been able to had the transactions contemplated by this Agreement not occurred.

(g) In the past three (3) years, to the Company’s Knowledge, no Company Entity has experienced any unauthorized access to, deletion or other misuse of any Personal Information in its possession or control (a “Security Incident”) pursuant to which the Company Entity has made or been required to make any disclosure or notification under any applicable Privacy and Data Security Requirement in connection with any Security Incident. To the Company’s Knowledge, no Confidential Data Processor has experienced any Security Incident pursuant to which such Confidential Data Processor has made or been required to make any disclosure or notification or take any other action under any applicable Privacy and Data Security Requirement in connection with any Security Incident with respect to any Confidential Data Processed by it for a Company Entity. Each Company Entity has made all notifications to Persons required to be made by the Company Entity under any applicable Privacy and Data Security Requirement arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Information by any Person of which the Company has Knowledge.

4.12 Software and IT.

(a) The Company Entities’ Systems: (i) are in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the conduct of the Business, provided that, with respect to the Company Entities’ Systems licensed by the Company Entities from third parties, such representation and warranty is made to the Company’s Knowledge, and (ii) include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for material software, in each case as necessary for the conduct of the Business as currently conducted.

(b) To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Systems or the conduct of the Business of the other Company Entities; or (ii) material loss, destruction, damage or harm to any Company Entity or any of their operations, personnel, property or other assets. Each Company Entity has taken all reasonable actions, consistent with industry practices, to protect the integrity and security of the Company Entities’ Systems and the data and other information stored thereon. Each Company Entity has established one or more incident response plans to address any actual or threatened security incident or data breach.

(c) The Company Entities maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

4.13 Contracts. Section 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts (other than Benefit Plans, Employment Contracts, Contractor Agreements and Leases) to which any Company Entity is a party or by which it is bound as of the date hereof (such Contracts being “Material Contracts”):

(a) Contracts for the purchase or sale of any of the assets or services of any Company Entity with a value in excess of $250,000 individually or $500,000 in the aggregate, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b) Contracts for joint ventures, partnerships or sharing of profits;

(c) Contracts containing covenants not to compete in any line of business or with any Person in any geographical area;

(d) Contracts containing covenants not to solicit or hire any Person with respect to employment, except for any such Contracts entered into in the ordinary course with suppliers;

(e) Contracts entered into during the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any business or a material amount of stock or assets of any other Person;

(f) Contracts evidencing Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset);

(g) Contracts that contain exclusivity obligations, “most favored nation” provisions or other similar restrictions, rights or obligations, binding on any of the Company Entities;

(h) Except for standard indemnification provisions in Contracts entered in the ordinary course of business, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than any other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(i) any Contract under which any Company Entity has advanced or loaned any amount to any of its equity-holders, members, managers, directors or executive officers (and any of their family members or Affiliates) and such advance or loan remains outstanding;

(j) any Contract between any Company Entity, on the one hand, and any of its equity-holders, members, managers, directors or executive officers (and any of their family members or Affiliates), on the other hand, other than the Employment Contracts and Contractor Agreements;

(k) collective bargaining agreements or Contracts

(l) Contracts of any Company Entity that involve contractual commitments by a Company Entity to make annual payments in excess of $250,000 per year and that cannot be canceled by a Company Entity without penalty or without more than thirty (30) days’ notice;

(m) any Contract with a Governmental Authority in excess of $100,000, which, for the purposes of this Section 4.13(m), shall also include Contracts with government-owned or government-controlled commercial entity, or other instrumentality of government, including any subcontract with a government prime contractor or higher-tier subcontractor under a prime contract with any Governmental Authority, government-owned or government-controlled commercial entity, or other instrumentality of government;

(n) any Contract under which any Company Entity is obligated to make any payment or expenditure in excess of $250,000 in any twelve-month period;

(o) any Contract with a Top Customer or Top Supplier (other than those listed in clause (l)of this Section 4.13); and

(p) other Contracts (other than those listed in clauses (a) through (o) of this Section 4.13) (A) that involve aggregate consideration in excess of $250,000 per year, and (B) that cannot be canceled by the Company without penalty or without more than 30 days’ notice.

Except as set forth in Section 4.13 of the Company Disclosure Schedules, each Material Contract, Contractor Agreement and Employment Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms and, to the Company’s Knowledge, each other party thereto (assuming the valid execution by such party), and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Company Entity, nor to the Company’s Knowledge, any other party thereto is in breach of or default under in any material respect, or has provided or received any written notice of any intention to modify, amend or terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect under any Material Contract by the Company Entity party thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Acquiror.

4.14 Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedules, there are, and during the past three (3) years there have been, no Proceedings pending or, to the Company’s Knowledge, threatened in writing (a) against any Company Entity or any of its officers or directors in their capacities as such, that if determined adversely would result in Liabilities that are material to the Company Entities, taken as a whole, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. Except as set forth in Section 4.14 of the Company Disclosure Schedules, there are no outstanding Governmental Orders that would reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. Notwithstanding the foregoing, for all purposes of this Agreement, neither Holdings nor the Company makes any representation or warranty (pursuant to this Section 4.14 or elsewhere in this Agreement) as to whether any of the transactions contemplated by this Agreement will be the subject of any actual or threatened Actions, investigations, or Orders after the date hereof or will be challenged under any Antitrust Laws.

4.15 Compliance with Laws; Permits.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedules, each Company Entity is now, and for the past three (3) years has been, in compliance with all Laws applicable to it or its Business, properties or assets except for such non-compliance that has not resulted and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. Notwithstanding the foregoing, for all purposes of this Agreement, the Company does not make any representation or warranty (pursuant to Section 4.14, this Section 4.15, or elsewhere in the Agreement) regarding the effect of the applicable Antitrust Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Antitrust Law with respect to the consummation of the transactions described in this Agreement.

(b) (i) All Permits required for the Company Entities to conduct the Business have been obtained and are valid and in full force and effect; (ii) all fees and charges with respect to such Permits have been paid in full; (iii) Section 4.15(b) of the Company Disclosure Schedules lists all current Permits issued to the Company Entities, including the names of the Permits and their respective dates of issuance and expiration; and (iv) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Company Disclosure Schedules, except in the case of clause (i), clause (ii) and clause (iv) as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

4.16 Environmental Matters. Except as set forth in Section 4.16 of the Company Disclosure Schedules:

(a) Each Company Entity has been and is currently in compliance, in all material respects, with all Environmental Laws (including obtaining any Environmental Permits required for its operations) and has not received from any Person any: (i) environmental claim (and, to the Company’s Knowledge, no such environmental claim is threatened); or (ii) written request for information pursuant to Environmental Law, which, in each case, remains either pending or unresolved.

(b) To the Company’s Knowledge, no real property currently or formerly owned or leased by any Company Entity is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar state list.

(c) To the Company’s Knowledge, (i) there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the Business at any Company Entity or on any real property currently or formerly owned or leased by any Company Entity, and (ii) no Company Entity has received a written notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) or an off-site property to which wastes were sent has been contaminated with any Hazardous Substances; in each case, which would reasonably be expected to result in an environmental claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.

(d) To the Company’s Knowledge, (i) no Company Entity owns or operates or has owned or operated any active or abandoned aboveground or underground storage tanks in violation in any material respect of any applicable Environmental Law; (ii) none of the Company Entities uses or has used any off-site Hazardous Substance treatment, storage or disposal facilities or locations in violation of, or reasonably likely to result in liability under, any applicable Environmental Law; and (iii) none of the Company Entities possess any environmental reports, studies, audits, sampling data, site assessments or any other similar documents pertaining to any of the Leased Real Property.

(e) No Company Entity has retained or assumed, by contract or by operation of Law, any ongoing material liabilities or obligations of third parties under Environmental Law.

4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each material Benefit Plan.

(b) As applicable with respect to the material Benefit Plans, the Company has delivered or made available to Acquiror, true and complete copies of (i) each such Benefit Plan, including all amendments thereto (and in the case of an unwritten material Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent summary annual reports, financial statements and trustee reports, (v) the three (3) most recently filed annual reports (Form 5500 and all schedules thereto), (vi) the three (3) most recent nondiscrimination testing reports and (vii) all records, notices and filings made, or received, by the Company Entities during the last three (3) years concerning IRS or DOL audits or investigations and non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code and the Patient Protection and Affordable Care Act of 2020, as amended. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code, has received a determination letter from the IRS or is entitled to rely upon an opinion or advisory letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

(d) Each Company Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code.

(e) No Company Entity has engaged in any transaction with respect to any Benefit Plan which would subject any Company Entity to a tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(f) No Benefit Plan is now or has in the past six (6) years been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Company Entity is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(g) No Benefit Plan provides medical, life or similar welfare benefits beyond termination of service or retirement other than coverage mandated by Law.

(h) The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or in connection with any other event(s)), (i) result in any payment under a Benefit Plan becoming due to any employee, former employee, director, officer, or individual independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, or (iv) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from, or with respect to any Benefit Plan, to any employee, former employee, director, officer, or individual independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. The Company Entities are not parties to any Contracts with any employee, former employee, director, officer, or individual independent contractor of the Company Entities that provides for any “gross up” or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.” No employee, former employee, director, officer, agent or independent contractor of the Company Entities has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any violation of Section 409A of the Code.

(i) There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(j) No Company Entity or any ERISA Affiliate thereof has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.

4.18 Taxes. Except as set forth in Section 4.18 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Company Entities have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Company Entities have withheld and paid each material Tax required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Entities, which extension or waiver is still in effect.

(e) The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before June 30, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Entities’ Liability for unpaid Taxes for all periods following the end of the period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Entities.

(f) Section 4.18(f) of the Company Disclosure Schedules sets forth those taxable years for which examinations by any Tax Authority are presently being conducted.

(g) All deficiencies asserted, or assessments made, against any Company Entity as a result of any completed examinations by any Tax Authority have been fully paid.

(h) No Company Entity is a party to any Proceeding by any Tax Authority. There are no pending or threatened Proceedings against any Company Entity by any Tax Authority.

(i) Each Company Entity has delivered to Acquiror copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Company Entity for all Tax periods ending after December 31, 2017.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company Entities.

(k) No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to any Company Entity.

(m) No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company or another Company Entity). No Company Entity has Liability for Taxes of any Person (other than a Person that is a member of a group of which any Company Entity is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(n) No Company Entity will be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received on or before the Closing;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or

(v) the application of Section 965 of the Code (or any similar provision of state, local or foreign Tax law).

(o) No Company Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) No Company Entity is or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(q) Section 4.18(q) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company Entities are subject to Tax, are engaged in business or have a permanent establishment. No Company Entity has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Company Entity has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r) No property owned by the Company Entities is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a “disqualified leaseback” or “long-term agreement” as defined in Section 467 of the Code.

(s) None of the Company Entities has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(t) Each Company Entity’s principal reason for participating in the Transactions is a bona fide business purpose not related to Taxes.

4.19 Employee Relations.

(a) Except as set forth in Section 4.19(a) of the Company Disclosure Schedules, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, the subject of, or to the Company’s Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. No Company Entity has experienced any strike, lockout, slowdown or work stoppage at any time, nor, to the Company’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to the Company’s Knowledge, union-organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b) Each Company Entity has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, wages and hours, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination and retaliation, immigration, and the payment and withholding of Taxes. No Company Entity has been or is engaged in any unfair labor practice. Except as set forth in Section 4.19(b) of the Company Disclosure Schedules, there are no pending or to the Company’s Knowledge, threatened, claims against any Company Entity (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Company Entity (including by any Governmental Authority) on account of or for (i) unpaid overtime pay, other than overtime pay for work done in the current payroll period, (ii) unpaid wages or salary for a period other than the current payroll period, (iii) any amount of unpaid vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any unpaid amount of severance pay or similar benefits, (v) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including the Worker Adjustment and Retraining Notification (WARN) Act and any similar state, local or foreign law, (vi) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (vii) any violation of any statute, ordinance, order, rule or regulation relating to the employment obligations of federal contractors or subcontractors, (viii) any violation of any regulation relating to minimum wages or maximum hours of work, (ix) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, (x) any violation pertaining to immigration status or eligibility to work in the United States, or (xi) any violation of any other Law relating to labor, employment or employment practices. The Company Entities are in compliance with and have complied with, in all material respects, all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. In the past three (3) years, to the Company’s Knowledge, there have been no sexual harassment investigations against any of the Company Entities’ executives. The Company Entities have complied in all material respects with the WARN Act. With respect to each Contract with a Governmental Authority, each of the Company Entities is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company Entities maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company Entities are not, and have not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Contract with a Governmental Authority or related compliance with E.O. 11246, Section 503 or VEVRAA. None of the Company Entities have been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

(c) Except as set forth in Section 4.19(c) of the Company Disclosure Schedules or as would not reasonably be expected to give rise to a Material Adverse Effect, each Company Entity has properly classified all employees and independent contractors for purposes of employee versus independent contractor status and for purposes of the Fair Labor Standards Act. Except as set forth in Section 4.19(c) of the Company Disclosure Schedules, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law or under an Employment Contract or Contractor Agreement.

(d) Section 4.19(d) of the Company Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company Entities as of the date hereof including any employee who is on a leave of absence of any nature and sets forth for each such individual, the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation targets; and (vi) a description of the fringe benefits provided to each such individual.

(e) Except as set forth in Section 4.19(e) of the Company Disclosure Schedules, the Company Entities are not delinquent and have paid in full all compensation, including wages, commissions, bonuses, fees and other compensation, which are due and payable to all employees, independent contractors or consultants of the Company Entities, for services performed as of the date hereof.

4.20 Transactions with Related Parties. Except for agreements related to employment with Company Entities, and except as set forth in Section 4.20 of the Company Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer, member or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

4.21 Insurance.

(a) Section 4.21(a) of the Company Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which any Company Entity is the owner, insured or beneficiary or covering any of the assets of any Company Entity (the “Insurance Policies”), copies of which have been made available or previously delivered to Acquiror. Except as set forth in Section 4.21(a) of the Company Disclosure Schedules, (i) all premiums due and payable with respect to such Insurance Policies have been paid, (ii) the Insurance Policies are in full force and effect, (iii) no Company Entity has received any written notice of cancellation, termination, revocation or non-renewal thereunder, (iv) in the past three (3) years, no notice of cancellation, termination, revocation or non-renewal with respect to, or disallowance or denial (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years, (vi) the Insurance Policies are sufficient to comply with applicable Law and contracts or agreements to which any Company Entity is a party, (vii) all claims for which any Company Entity is seeking payment or coverage under any of the Insurance Policies have been timely filed, and (viii) to the Company’s Knowledge, no event has occurred which would reasonably be expected to result in the cancellation, termination, revocation, non-renewal of coverage or default under any of the Insurance Policies.

(b) Except as set forth in Section 4.21(b) of the Company Disclosure Schedules: (i) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (ii) there are no outstanding claims under such Insurance Policies; and (iii) in the past three (3) years, no Company Entity has received a denial of coverage or reservation of rights letter with respect to any claim.

4.22 Brokers. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon any arrangement made by or on behalf of any Company Entity.

4.23 Employment Contracts; Contractor Agreements; Compensation Arrangements; Officers and Directors. Section 4.23 of the Company Disclosure Schedules sets forth (i) a complete and correct copy of each form of all employment agreements, offer letters, and/or service agreement to which any Company Entity is bound providing for the employment of any individual, (ii) a complete and correct list of individuals who are party to each such form, (iii) a complete and correct list of services agreements and/or consulting agreements to which any Company Entity is bound providing for the engagement of any current individual independent contractor or current individual consultant, in each case whose annual compensation is in excess of $250,000, (iv) a complete and correct list of any employment agreements, offer letters and/or service agreements providing for severance, retention, change in control, transaction bonus or other similar payments to individual employees (in each case, to the extent obligations of a Company Entity remain outstanding thereunder) (the “Employment Contracts”) and (v) a complete and correct list of any service agreements and/or consulting agreements providing for severance, retention, change in control, transaction bonus or other similar payments to individual contractors or consultants (in each case, to the extent obligations of a Company Entity remain outstanding thereunder) (the “Contractor Agreements”). The Company has made available to Acquiror, true and complete copies of each Employment Contract and Contractor Agreement. Each Employment Contract complies with all applicable laws, including but not limited to the Code. Except as would not reasonably be expected to give rise to a Material Adverse Effect, each Contractor Agreement complies with all applicable laws, including but not limited to the Code.

4.24 Top Suppliers & Customers. Section 4.24 of the Company Disclosure Schedules sets forth a complete and correct list of the names of (a) the ten (10) largest suppliers of goods or services to the Company Entities during the twelve (12)-month period ended December 31, 2020 and the dollar amount of such goods or services purchased by the Company with respect to each such supplier during such period (the “Top Suppliers”), and (b) customers of greater than $100,000 of goods or services provided by the Company Entities during the twelve (12)-month period ended December 31, 2020 and the dollar amount of such goods or services purchased from the Company Entities with respect to each such customer during such period (the “Top Customers”). During the last twelve (12) months, no Company Entity has received any written notice from any Top Supplier or Top Customer that any such supplier or customer has terminated or cancelled, or intends to terminate or cancel, its business relationship with the Company Entities or will materially reduce the annual volume of goods or services sold, provided to, purchased or received from the Company Entities. To the Company’s Knowledge, no Top Supplier or Top Customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

4.25 Affiliate Arrangements. No officer, director or Affiliate of any of the Company Entities, and to the Company’s Knowledge, no individual in such officer’s or director’s immediate family, (a) is a party to any contract (other than employment or employment related agreements) with any of the Company Entities, (b) has any interest in any material property or asset used by the Company Entities or necessary for the Business, (c) has outstanding indebtedness owed to or from any of the Company Entities or (d) is the beneficiary of any guarantee provided by any of the Company Entities, in each case in the foregoing clauses (a) to (d), except for liabilities that will be extinguished as of the Closing (any such arrangement, a “Company Affiliate Arrangement”). No Affiliate of the Company Entities and, to the Company’s Knowledge, no officer or director of the Company Entities, has any direct or indirect financial interest in any Material Commercial Relationships (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed a “financial interest” in any such Person). To the Company’s Knowledge, no officer or director of any member of a Company Entity is an officer, director, manager, employee or consultant of any Material Commercial Relationship.

4.26 Regulatory Compliance.

(a) For the past five (5) years, none of the Company Entities, nor, any of their respective directors, officers, employees, or other persons acting on behalf of any Company Entity: (i) has given, offered, promised or authorized (A) any payment or provision of money or anything of value (including any loan, reward, advantage or benefit of any kind), either directly or indirectly, to any officer or employee of any Governmental Authority or of any department, agency or instrumentality (including any business or corporate entity owned, controlled, or managed by a Governmental Authority) thereof, or any Person acting in an official capacity or performing public duties or functions on behalf of any such Governmental Authority, department, agency or instrumentality, (B) any political party or official thereof, (C) any candidate for public office, or (D) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund, or the World Bank (“Government Official”) or Person to improperly influence or induce any act, decision or omission of any Government Official or Person, to obtain or retain business, to direct business to the Company Entities or to gain any advantage or benefit for the Company Entities and not in breach of the Government Official’s duties (“Prohibited Payment”); (ii) has given, offered, promised or authorized the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment; (iii) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or otherwise (iv) has made, offered, agreed, requested or taken an act in furtherance of any conduct that could be construed as a bribe, unlawful rebate, payoff, inducement, influence payment, kickback or other unlawful or corrupt payment.

(b) Each of the Company Entities has complied in all respects with Anti-Corruption Laws. Company Entities have not entered into or obtained any contracts or received any licenses, permits, or regulatory approvals, or secured any other business advantages or favors in violation of the Anti-Corruption Laws.

(c) No unitholder, equity-holder, officer, director, or employee of the Company Entities is a Government Official of any country in which the business of Company Entities is presently conducted.

(d) The Company Entities are not currently and have never been the subject of any investigation (internal or external), inquiry, allegations, or Proceedings by any Governmental Authority or by any third party regarding actual or alleged violations of the Anti-Corruption Laws. No such investigation, inquiry, allegations, or Proceeding is pending or threatened, and there are no circumstances which are likely to give rise to any such investigation, inquiry, allegations, or Proceeding.

(e) For the past five (5) years, no Company Entity has made voluntary disclosures to any Government Authorities under any Anti-Corruption Laws, or received notice of any enforcement actions or threats of enforcement actions against it under any Anti-Corruption Laws, and no Governmental Authority has notified any Company Entity of any actual or alleged violation or breach by it.

(f) Each of the Company Entities has instituted and maintains policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Anti-Corruption Laws.

(g) The operations of the Company Entities are and for the past five (5) years have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of other jurisdictions where the Company Entities conduct the Business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or Governmental Authority involving the Company Entities, or, to the Company’s Knowledge, any employee or other Person acting on behalf of the Company Entities, with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(h) None of the Company Entities nor, to the Company’s Knowledge, any director, officer, employee, affiliate or representative of the Company Entities, is currently subject to any U.S. sanctions administered by OFAC or any similar sanctions imposed by any other Governmental Authority to which any of the Company Entities is subject.

4.27 Acquiror and Shelf Securities. No Company Entity owns beneficially or of record any Shelf Common Shares or Acquiror Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any Shelf Common Shares or Acquiror Common Stock.

4.28 Information Supplied. The information relating to the Company Entities furnished by or on behalf of the Company Entities in writing for inclusion in the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of a Company Entity to Acquiror or its counsel prior to such mailing date pursuant to Section 7.07 hereof. Notwithstanding the foregoing, the Company Entities make no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by any Acquiror Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

4.29 Not an Investment Company. None of the Company Entities is an “investment company” within the meaning of the Investment Company Act.

4.30 FCC Matters.

(a) Section 4.30(a) of the Company Disclosure Schedules lists all FCC Licenses held by the Company or its Subsidiaries, and with respect to each FCC License, the licensee name, description of the type of license and current expiration date. Such FCC Licenses constitute all of the authorizations required under the Communications Act or the rules, regulations and policies of the FCC for the present operation of the Business. The FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses, in the FCC’s rules, in the orders issued by the FCC addressing waivers and extensions of the FCC’s rules granted to the Licensee, and in the FCC order finding the Licensee in compliance with its obligations under 47 C.F.R. § 90.353(d), and to the extent that such conditions are material to the effectiveness of the license and not disclosed in the above, such conditions have been disclosed on Section 4.30(a) of the Company Disclosure Schedules. Except as disclosed on Section 4.30(a) of the Company Disclosure Schedules, (i) the FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (ii) there is no pending or, to the Company’s Knowledge, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings relating to FCC rules of general applicability), (iii) there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the Company’s Knowledge, threatened against the Company Entities by the FCC, (iv) each of the Company Entities is in compliance in all material respects with the FCC Licenses, the Communications Act and the rules, regulations and policies of the FCC, (v) all material reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by any of the Company Entities have been timely filed and paid, and (vi) all such reports and filings are accurate and complete in all material respects. No FCC Licenses are held by Holdings.

(b) Section 4.30(b) of the Company Disclosure Schedules describes all applications, waivers, petitions, requests and evidence of build-out compliance filed by the Company Entities (the “FCC Applications”) that are pending at the FCC. The FCC Applications have been timely filed, and to the Company’s Knowledge and except as indicated in Section 4.30(b) of the Company Disclosure Schedules, there are no facts or circumstances relating to any of the Company Entities that would or might reasonably be expected to, under the Communications Act and the existing rules, regulations and policies of the FCC, (i) result in the FCC’s refusal to grant any of the FCC Applications, (ii) materially delay obtaining the grants of the FCC Applications or (iii) cause the FCC to impose an adverse material condition or conditions on its granting of any of the FCC Applications. The Company Entities have no reason to believe that such extensions and waivers will not be granted. The Company Entities have shared all correspondence from the FCC since December 31, 2019 to the Company Entities and to the advisers of the Company Entities in respect of the FCC Applications, with the exception of automatically-generated reminder notices regarding renewal and build out deadlines.

(c) Section 4.30(c) of the Company Disclosure Schedules describes all FCC Applications that the Company currently intends to file to support the Business, other than the FCC Transfer Applications.

4.31 Indian Matters. The Holdings Units (including as they may be exchanged or converted pursuant to the transactions contemplated in this Agreement or the Ancillary Agreements) do not derive their value, directly or indirectly, substantially from any Company Entity’s assets located in India in accordance with Section 9 of the (Indian) Income-Tax Act, 1961.

4.32 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF AN ACQUIROR PARTY, EACH OF HOLDINGS AND COMPANY HEREBY ACKNOWLEDGES THAT NEITHER THE ACQUIROR PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO HOLDINGS, COMPANY OR ANY OF THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, EACH OF HOLDINGS AND COMPANY ACKNOWLEDGES THAT HOLDINGS AND COMPANY, TOGETHER WITH THEIR RESPECTIVE ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF THE ACQUIROR PARTIES.

(b) Notwithstanding the delivery or disclosure to any Acquiror Party or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium), the Company and its Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of the Business, the Company or its assets that have been or shall hereafter be provided by or on behalf of the Company or the Company’s unitholders to Acquiror or any of its Affiliates or its or their respective Representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of the Company or any of its Affiliates or Representatives, except to the extent expressly provided in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder.

Article V
REPRESENTATIONS AND WARRANTIES
OF BLOCKERS

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), each Blocker hereby represents and warrants, severally but not jointly, to the Acquiror Parties as of the date of this Agreement, as follows:

5.01 Organization . Such Blocker is duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Such Blocker has full requisite company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, as applicable.

5.02 Due Authorization. The execution, delivery and performance by such Blocker of this Agreement and any Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by such entity’s board of directors, board of managers, manager or managing member, as applicable, and no other company proceedings on the part of such entity is necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby, as applicable. This Agreement has been duly executed and delivered by such Blocker and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which such Blocker is or will be a party has been duly executed and delivered by such entity (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such entity, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.03 No Conflict; Consent.

(a) The execution, delivery, and performance by such Blocker of this Agreement, and any Ancillary Agreement to which such Blocker is a party, and the consummation by such Blocker of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations, clearances, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to such entity, (ii) conflict with or result in a violation or breach of, or default under, any provision of such entity’s certificate of incorporation, bylaws or equivalent organizational documents, (iii) except as set forth in Section 5.03(a) of the Company Disclosure Schedules, require the consent, approval, authorization, waiver or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or modify, or cancel any Contract to which such entity is a party or by which it may be bound, or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances upon any assets or property of such entity; except in the case of clauses (i), (iii) and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(b) (i) Assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws and (ii) except for the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Blocker in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby.

5.04 Brokers’ Fees. Such Blocker has not retained any broker, finder or investment banking firm to act on its behalf which is entitled to any fee or commission from such Blocker upon consummation of the transactions contemplated by this Agreement.

5.05 Conduct of Business. Such Blocker is a holding company and was formed for the purpose of investing, directly or indirectly, in Holdings. As of immediately prior to the Closing and after the consummation of the Pre-Closing Restructuring, as applicable, such Blocker shall hold no material assets except for Holdings Units, indebtedness of a Company Entity payable to such Blocker under the First Lien Financing Agreement that will be paid pursuant to Section 3.11(c), cash and other assets typical of a holding company. Since formation, such Blocker has not engaged in any material business activities, including those conducted by any of the Company Entities, and has not directly owned any material assets or properties, other than cash and other assets typical of a holding company. Except for liabilities incurred in connection with the formation, incorporation, organization and capitalization of such Blocker and its investment Holdings (whether directly or indirectly), such Blocker has not incurred and is not presently liable for, directly or indirectly, any material liabilities (other than with respect to non-delinquent Taxes incurred in the ordinary course of business and other liabilities typical of a holding company), nor has such Blocker at any time been engaged in any material business activities of any type or kind.

5.06 Tax Matters. Except as set forth in Section 5.06 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by such Blocker have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by such entity (whether or not shown on any Tax Return) have been timely paid.

(b) Such Blocker has withheld and paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where such Blocker does not file Tax Returns that such entity is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of such Blocker which extension or waiver is still in effect (other than any automatic extension of a due date to file a Tax Return).

(e) Section 5.06(e) of the Company Disclosure Schedules sets forth those taxable years for which examinations by any Tax Authority are presently being conducted.

(f) All deficiencies asserted, or assessments made, against such Blocker as a result of any completed examinations by any Tax Authority have been fully paid.

(g) Such Blocker is not a party to any Proceeding by any Tax Authority. There is no pending or threatened Proceedings against such Blocker by any Tax Authority.

(h) Such Blocker has delivered to Acquiror copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, such Blocker for all Tax periods ending after December 31, 2017.

(i) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of such Blocker.

(j) Such Blocker is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(k) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to such Blocker.

(l) Such Blocker has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Such Blocker does not have any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(m) Such Blocker will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received on or before the Closing;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or

(v) the application of Section 965 of the Code (or any similar provision of state, local or foreign Tax law).

(n) Such Blocker has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) Such Blocker is not and has not been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(p) Section 5.06(p) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which such Blocker is subject to Tax, are engaged in business or have a permanent establishment (excluding, however, any jurisdictions in which Blocker is subject to Tax or treated as engaged in business or as having a permanent establishment solely by virtue of Blocker’s ownership of an interest in Holdings). Such Blocker has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Such Blocker has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q) No property owned by such Blocker is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a “disqualified leaseback” or “long-term agreement” as defined in Section 467 of the Code.

(r) Such Blocker has not taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(s) Such Blocker’s principal reason for participating in the Transactions is a bona fide business purpose not related to Taxes.

5.07 Current Capitalization.

(a) Section 5.07(a) of the Company Disclosure Schedules sets forth, as of the date hereof, and under the name of each Blocker, the authorized Blocker Equity Interests of such Blocker and the record and beneficial owner of the Blocker Equity Interests. All issued and outstanding Blocker Equity Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, such Blocker’s organizational documents or any agreement to which such Blocker is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Blocker Equity Interests were issued in compliance with applicable Law.

(b) Except as disclosed on Section 5.07(b) of the Company Disclosure Schedules, as of the date hereof, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire Blocker Equity Interests of such Blocker is authorized or outstanding, and (ii) there is no commitment by such Blocker to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any Blocker Equity Interests of such Blocker any evidence of indebtedness or asset, to repurchase or redeem any securities of such Blocker or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. Except with respect to the declaration of a dividend in respect of indebtedness of a Company Entity payable to such Blocker under the First Lien Financing Agreement (or the right to receive the amounts payable thereunder) or a distribution thereof, as of the date hereof, there are no declared or accrued unpaid dividends with respect to such Blocker.

(c) All issued and outstanding Blocker Equity Interests are (i) duly authorized, validly issued and, if a such Blocker is a corporation, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, its organizational documents or any agreement to which such Blocker is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Blocker Equity Interests of such Blocker were issued in compliance with applicable Law.

5.08 Litigation and Proceedings. There are no Proceedings pending or, to such Blocker’s knowledge, overtly threatened against such entity at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on such entity’s ability to consummate the Transactions at the Closing. No such entity is subject to any outstanding judgment, order or decree of any Governmental Authority which would have a material adverse effect on such entity’s ability to consummate the Transactions at the Closing.

5.09 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF AN ACQUIROR PARTY, EACH BLOCKER HEREBY ACKNOWLEDGES THAT NEITHER THE ACQUIROR PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ANY BLOCKER OR ANY OF THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, EACH BLOCKER ACKNOWLEDGES THAT EACH BLOCKER, TOGETHER WITH THEIR RESPECTIVE ADVISORS, HAS MADE THEIR OWN INVESTIGATION OF THE ACQUIROR PARTIES.

(b) Notwithstanding the delivery or disclosure to any Acquiror Party or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium), No Blocker nor any of such Blocker’s Affiliates is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Agreement to which such Blocker is a party or any certificate delivered by or on behalf of such entity hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of a Blocker or its assets that have been or shall hereafter be provided by or on behalf of such entity to Acquiror or any of its Affiliates or its or their respective representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of such Blocker or any of its Affiliates or representatives, except to the extent expressly provided in this Agreement, any Ancillary Agreement to which such entity is a party or any certificate delivered by or on behalf of such entity hereunder.

Article VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, SHELF AND THE MERGER SUBS

Except with respect to matters (a) as disclosed in the publicly available Acquiror SEC Documents; or (b) set forth in the Acquiror Disclosure Schedules (it being agreed that any matter disclosed in the Acquiror SEC Documents or the Acquiror Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), each Acquiror Party jointly and severally represents and warrants to the Company, Holdings and each Blocker as of the date of this Agreement, as follows:

6.01 Organization. Each Acquiror Party is a corporation or limited liability company duly organized or formed, as applicable, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate, company or organizational, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and subject to obtaining the Acquiror Stockholder Approval, has full requisite corporate or company power and authority, as applicable, to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

6.02 Due Authorization.

(a) The execution, delivery and performance by each Acquiror Party of this Agreement, and each Ancillary Agreement to which such Acquiror Party is a party, and the consummation by each Acquiror Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action, as applicable, on the part of such Acquiror Party and, except as set forth in Section 6.02 of the Acquiror Disclosure Schedules, no other corporate or company proceedings, as applicable, on the part of such Acquiror Party are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which such Acquiror Party is a party or to consummate the Transactions, subject only to the receipt of the Acquiror Stockholder Approval. This Agreement has been duly executed and delivered by each of the Acquiror Parties, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of each Acquiror Party enforceable against such Acquiror Party in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which any Acquiror Party is or will be a party has been duly executed and delivered by such Acquiror Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such Acquiror Party enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) At a meeting duly called and held or by action duly taken by written consent, the governing body of each Acquiror Party has unanimously: (i) determined that this Agreement, each Ancillary Agreement to which such Acquiror Party is a party, and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of such Acquiror Party and its stockholders or unitholders, as applicable; (ii) approved the transactions contemplated by this Agreement as a Business Combination and (iii) as applicable or required under applicable law, resolved to recommend to the stockholders or unitholders of such Acquiror Party adoption and approval of each of the matters requiring such stockholder or unitholder’s approval.

6.03 No Conflict; Consents. Except as set forth in Section 6.03 of the Acquiror Disclosure Schedules, assuming the Acquiror Stockholder Approval is obtained and the effectiveness of the Shelf Revised Charter, the execution, delivery, and performance by each Acquiror Party of this Agreement, and any Ancillary Agreement to which such Acquiror Party is a party, and the consummation by each Acquiror Party of the transactions contemplated hereby and thereby do not and will not (i) assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations, clearances, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to any Acquiror Party, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or equivalent organizational documents of any Acquiror Party, (iii) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which any Acquiror Party is a party or by which it may be bound, or (iv) result in the creation or imposition of any Encumbrance, except for Permitted Encumbrances of any nature whatsoever upon any assets or property of any Acquiror Party; except in the case of clauses (i), (iii) and (iv) for violations that would not reasonably be expected to have an Acquiror Material Adverse Effect.

6.04 Consents. Except (i) as set forth in Section 6.04 of the Acquiror Disclosure Schedules, (ii) the making of all filings and notifications as may be required in connection with the transaction described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, (iii) the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such filings as may be required under the Securities Act and the Exchange Act, no material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Acquiror Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions or the taking of any other action contemplated hereby and thereby.

6.05 Brokers. Except for B. Riley Securities, Inc and PJT Partners LP, and fees, expenses or commissions owed to them (such as the Deferred Underwriting Fee), no Acquiror Party has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from any Company Entity, Blocker or any Acquiror Party upon consummation of the transactions contemplated by this Agreement.

6.06 SEC Filings.

(a) Acquiror has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Acquiror SEC Documents”). As of their respective effective dates (in the case of Acquiror SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Acquiror SEC Documents), the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Acquiror SEC Documents contain true and complete copies of the audited balance sheet of the Acquiror as of December 31, 2020, and statements of operations, cash flows and changes in stockholders’ equity of Acquiror for the period commencing August 10, 2020 and ending December 31, 2020 (collectively, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Documents, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) (i) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within Acquiror, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) Acquiror has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no liabilities of any Acquiror Party, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the balance sheet included in the Form 10-K filed by Acquiror for the year ended December 31, 2020, (ii) incurred in the ordinary course of business since December 31, 2020, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) which are not material, individually or in the aggregate, to Acquiror. There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act involving Acquiror. Except as set forth in Section 6.06(d) of the Acquiror Disclosure Schedules, no Acquiror Party has any Indebtedness.

(e) Since August 10, 2020, (i) Acquiror has not received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or its internal accounting controls, including any compliant, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquiror has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or its officers, directors or employees to the Acquiror Board or any committee thereof or to any director or officer of Acquiror pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(f) Notwithstanding anything to the contrary, Acquiror makes no representation or warranty as to (i) the accounting treatment of Acquiror’s issued and outstanding warrants, (ii) any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Acquiror’s financial statements, or (iii) the impact of such accounting treatment on any of the other representations and warranties contained in this Article 6.

6.07 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 200,000,000 shares of Acquiror Class A Common Stock, of which 20,000,000 shares are outstanding; (ii) 20,000,000 authorized shares of Acquiror Class B Common Stock, of which 5,000,000 shares are outstanding; (iii) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share, none of which are outstanding; and (iv) warrants to purchase 18,750,000 shares of Acquiror Class A Common Stock, all of which are issued and outstanding. All shares of Acquiror Common Stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 6.07(a), there are no other outstanding shares of capital stock of or other voting securities or ownership interests in Acquiror.

(b) As of the date of this Agreement the authorized capital stock of Shelf consists of 100 shares of Shelf Common Shares. As of immediately prior to the Mergers, the authorized capital stock of Shelf will be as set forth in the form of the Shelf Revised Charter attached hereto as Exhibit E. There are no outstanding shares of capital stock of or other voting securities or ownership interests in Shelf. Section 6.07(b) of the Acquiror Disclosure Schedules sets forth the directors and officers of Shelf.

(c) As of the date of this Agreement, Shelf owns all of the issued and outstanding shares of capital stock (or other securities) of each of the Merger Subs, as set forth in Section 6.07(c) of the Acquiror Disclosure Schedules.

(d) Except as described in the Acquiror SEC Documents or by virtue of the transactions contemplated herein, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Acquiror Party, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating any Acquiror Party to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of any Acquiror Party, other than Encumbrances created by the Company. Except as described in the Acquiror SEC Documents or by virtue of the transactions contemplated herein, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between any Acquiror Party on the one hand and any Person on the other hand with respect to the capital stock of any Acquiror Party, including the Merger Subs. Except by virtue of the transactions contemplated herein, neither Acquiror nor the Merger Subs own, directly or indirectly, any stock or other equity interest of any other Person.

(e) The Shelf Common Shares to be issued pursuant to this Agreement, assuming the Acquiror Stockholder Approval is obtained and the effectiveness of the Shelf Revised Charter and Form S-4, will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

(f) Except as described in the Acquiror SEC Documents, there are no outstanding contractual obligations of any Acquiror Party to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in any Acquiror Party. All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Acquiror were undertaken in compliance with the Acquiror Organizational Documents then in effect, any agreement to which Acquiror is a party (as disclosed in the Acquiror SEC Documents) and in compliance with applicable Law.

6.08 Litigation. There is no (a) Proceeding pending or, to Acquiror’s Knowledge, threatened, against any Acquiror Party at Law, in equity or otherwise, or in, before, or by, any Governmental Authority or (b) material judgment or outstanding order, injunction, decree, stipulation or award against any Acquiror Party.

6.09 Compliance with Laws. (a) The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws, and (b) no Acquiror Party has received any written notice of any violation of Law.

6.10 Nasdaq Listing. Since October 15, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Proceeding pending or, to Acquiror’s Knowledge, threatened against any Acquiror Party by Nasdaq, the SEC or the Financial Industry Regulatory Authority to prohibit, suspend or terminate the listing of the Acquiror Class A Common Stock on Nasdaq. No Acquiror Party has taken any action designed to terminate the registration of Acquiror Class A Common Stock.

6.11 Equity Securities. Except as set forth in Section 6.11 of the Acquiror Disclosure Schedules or in the Acquiror SEC Documents, immediately following the Closing, no Acquiror Party will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Acquiror Party, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating any Acquiror Party to issue or dispose of any of its respective equity securities or any other ownership interest in any Acquiror Party.

6.12 Transactions with Related Parties. Except as set forth in Section 6.12 of the Acquiror Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between Acquiror, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Acquiror, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

6.13 Trust Account. Acquiror has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of October 15, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Acquiror has at least $203,000,000 in the account established by Acquiror for the benefit of certain stockholders of Acquiror and the underwriter(s) of Acquiror’s initial public offering (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to Acquiror’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter(s) of Acquiror’s initial public offering and (B) holders of Acquiror Common Stock who have elected to redeem their Acquiror Common Stock in accordance with the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay certain taxes (including income and franchise taxes) from any interest earned in the Trust Account and to redeem Acquiror Common Stock in accordance with the provisions of the Acquiror Organizational Documents. There is no Proceeding pending or, to Acquiror’s Knowledge, threatened with respect to the Trust Account.

6.14 Information Supplied. The information relating to the Acquiror Parties furnished by or on behalf of the Acquiror Parties in writing for inclusion in the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement/Prospectus to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Acquiror to the Company or its counsel prior to such mailing date pursuant to Section 7.07 hereof. Notwithstanding the foregoing, the Acquiror Parties make no representation, warranty or covenant with respect to (a) information or statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement/Prospectus, or (b) any projections or forecasts included in the Proxy Statement/Prospectus.

6.15 Financial Capability. The amounts to be contributed to Acquiror from the Trust Account together with the PIPE Investment Amount and any other sources of financing provided for in Section 7.16(c) hereof, constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient to permit Acquiror to fund its obligations hereunder. The obligations of Acquiror under this Agreement are not subject to any conditions regarding Acquiror or its Affiliates’ ability to obtain financing for the consummation of the transactions contemplated hereby.

6.16 Taxes. Except as set forth in Section 6.16 of the Acquiror Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Acquiror Parties have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Acquiror Parties (whether or not shown on any Tax Return) have been timely paid.

(b) The Acquiror Parties have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Acquiror Parties, which extension or waiver is still in effect.

(d) All deficiencies asserted, or assessments made, against any Acquiror Parties as a result of any completed examinations by any Tax Authority have been fully paid.

(e) No Acquiror Party is a party to any Proceeding by any Tax Authority. There is no pending or threatened Proceedings against any Acquiror Party by any Tax Authority.

(f) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any Acquiror Party.

(g) No Acquiror Party is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(h) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to any Acquiror Party.

(i) No Acquiror Party has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is or was an Acquiror Party). No Acquiror Party has any Liability for Taxes of any Person (other than a Person that is a member of a group of which any Acquiror Party is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(j) No Acquiror Party has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) No Acquiror Party is or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) No Acquiror Party has taken, or agreed to take, any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) Shelf has no plan or intention at the Closing to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other person, any Shelf Common Shares issued in the transactions contemplated by this Agreement.

(n) Shelf has no plan or intention to cause any Surviving Company that is classified as a corporation for U.S. federal income tax purposes after a Merger to issue additional shares of stock of such Surviving Company that would result in Shelf losing “control” of such Surviving Company within the meaning of Section 368(c) of the Code.

(o) Shelf has no plan or intention at the Closing to cause any Surviving Company to cease its separate legal existence for U.S. federal income tax purposes after a Merger.

(p) Each Acquiror Party’s principal reason for participating in the Transactions is a bona fide business purpose not related to Taxes.

6.17 Organization of the Merger Subs and Shelf. Each of the Merger Subs and Shelf was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

6.18 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Shelf and Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $205,000,000 (the “PIPE Investment Amount”). To Acquiror’s Knowledge, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or Shelf. Each Subscription Agreement is a legal, valid and binding obligation of Shelf and, to Acquiror’s Knowledge, each PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror or Shelf, on the one hand, and any PIPE Investor, on the other hand, relating to any Subscription Agreement that would reasonably be expected to affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor. To Acquiror’s Knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

6.19 Takeover Statutes and Charter Provisions. The Acquiror Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to Acquiror or any of its Subsidiaries (if any) in connection with this Agreement or any of the transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or any of its Subsidiaries (if any) is subject, party or otherwise bound.

6.20 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF A COMPANY ENTITY, OR BLOCKER, EACH ACQUIROR PARTY HEREBY ACKNOWLEDGES THAT NEITHER THE COMPANY ENTITIES NOR ANY OF THE BLOCKERS OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ANY ACQUIROR PARTY OR THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, EACH ACQUIROR PARTY ACKNOWLEDGES THAT THE ACQUIROR PARTIES, TOGETHER WITH THEIR RESPECTIVE ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF THE COMPANY ENTITIES AND THE BLOCKERS.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF ANY ACQUIROR PARTY HEREUNDER, NO ACQUIROR PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO ANY ACQUIROR PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Article VII
CERTAIN COVENANTS OF THE PARTIES

7.01 Inspection . From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, the Company shall: (i) permit each Acquiror Party and their respective advisers and other representatives to have reasonable access to the Company Entities’ properties and facilities, books and records, Contracts and other documents and data related to the Company Entities; and (ii) furnish, or cause to be furnished, to Acquiror any financial and operating data and other information (including Tax information) with respect to any Company Entity as Acquiror shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (A) upon no less than three (3) Business Days’ prior written notice from Acquiror to the Company and (B) conducted at Acquiror’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of the Company Entities. No information provided to or obtained by Acquiror pursuant to this Section 7.01 shall limit or otherwise affect the remedies available hereunder to Acquiror, or act as a waiver or otherwise affect the representations or warranties of the Company Parties in this Agreement. All information provided to or obtained by Acquiror heretofore or hereafter, including pursuant to this Section 7.01 or pursuant to the Company Disclosure Schedules, shall be held in confidence by Acquiror in accordance with and subject to the terms of the Mutual Nondisclosure Agreement, dated December 17, 2020, between Acquiror and the Company (the “Confidentiality Agreement”) and nothing herein shall modify or limit the obligations of Acquiror set forth therein. Notwithstanding anything herein to the contrary, the Company shall not be required to take any action, provide any access or furnish any information that would be reasonably likely to (1) cause or constitute a waiver of the attorney-client or other privilege or (2) violate any Contract to which the Company or any Company Entity is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (1) and (2) above.

7.02 Conduct of Business.

(a) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement (including the Pre-Closing Restructuring) or the Ancillary Agreements, required by Law, or as consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall use commercially reasonable efforts to, and shall cause each Company Entity to use commercially reasonable efforts to, (w) operate the Business in all material respects in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the COVID-19 Pandemic), (x) preserve their respective properties, assets, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other Persons having a material business relationship with any Company Entity, (y) maintain in full force and effect the Insurance Policies, subject to variations required in the ordinary course of business, and (z) comply in all material respects with all Laws applicable to each of them (the “Ordinary Course Requirements”). Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement (including the Pre-Closing Restructuring) or the Ancillary Agreements, required by Law or consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each other Company Entity not to, take or permit any of the following actions (the “Specified Actions”):

(i) amend, modify or supplement such entity’s organizational documents or take or authorize any action to wind up the affairs or dissolve any of the Company Entities;

(ii) issue, sell, grant, redeem or repurchase any securities or make any changes (by combination, reorganization, reclassification or otherwise) in the capital structure of any of the Company Entities (other than (x) issuances, sales, grants, redemptions or repurchases of Company Entity equity awards to service providers of the Company Entities in the ordinary course of business or (y) issuances of Company Entity Equity to existing direct or indirect equity or debt investors in Holdings as necessary to fund the ordinary operating expenses of the Company Entities);

(iii) enter into any contract or understanding or enter into or carry out any transaction that would be a Company Affiliate Arrangement if entered into prior to the Effective Date;

(iv) sell, lease, license or otherwise dispose of any of the Company Entities’ material assets other than in the ordinary course of business;

(v) accelerate, terminate, materially modify or cancel any Material Contract to which a Company Entity is a party or by which it is bound, in each case other than (x) in connection with the expiration of the term of a Material Contract in accordance with its terms or (y) an acceleration, termination, material modification or cancellation that could not reasonably be expected to have an adverse effect on such Company Entity;

(vi) except as required by applicable Law or as required by the terms of any existing Benefit Plan, (A) materially increase the amount of any bonus, salary or other compensation or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider for the Company Entities, other than in the ordinary course of business, (B) take any action to accelerate the timing or vesting of any payments or benefits under a Benefit Plan, or the funding of any payments or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider of a Company Entity under a Benefit Plan, in each case, other than in the ordinary course of business, (C) grant, or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention or equity or equity-based rights to any current or former employee, officer, director or other individual service provider of a Company Entity, other than any short-term incentive bonus grants in the ordinary course of business consistent with past practice and other than any such rights listed on Section 7.02(a)(v) of the Company Disclosure Schedules, or (D) establish, adopt, enter into, commence participation in, terminate, or materially amend any Benefit Plan (or any plan or arrangement that would be a Benefit Plan if in effect on the date of this Agreement), in each case, other than in the ordinary course of business;

(vii) (A) negotiate, modify, extend, or enter into any collective bargaining agreement (or similar agreement) or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of a Company Entity;

(viii) implement any employee layoffs, furloughs, reductions in force, reduction in compensation or hours, work schedule changes or similar actions, in each case that would implicate the WARN Act;

(ix) terminate (without cause) the Chief Executive Officer, Chief Technology Officer, Chief Financial Officer or Chief Operating Officer;

(x) (A) obtain or incur any loan or other Indebtedness (other than loans made on or after July 1, 2021 by existing direct debt investors in Holdings, in principal amounts not to exceed $3,000,000 per month, as necessary to fund the ordinary operating expenses of the Company Entities), (B) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value or (C) grant any indemnity, bond or other guarantee for the benefit of any Person, in each case other than in the ordinary course of business;

(xi) incur any lien on a Company Entity’s assets or securities, except for Permitted Encumbrances or the liens incurred in the ordinary course of business or pursuant to Indebtedness permitted by clause (ix) above;

(xii) make any capital investment in any other Person in excess of $250,000 individually or $500,000 in the aggregate;

(xiii) merge or consolidate with, or acquire a substantial portion of the assets or equity of, any business or Person, or any division thereof, or be acquired by any other Person;

(xiv) extend any loans other than travel or other expense advances to employees in the ordinary course of business and other than participant loans under any tax-qualified Benefit Plans;

(xv) (A) make, change, or revoke any material Tax election; (B) enter into any settlement or compromise with any taxing authority relating to any material Tax matter; (C) file any amended Tax Return in respect of material Taxes; (D) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return; (E) enter into any Tax sharing agreement; (F) adopt or change a method of Tax accounting with respect to material Taxes; or (G) change an accounting period with respect to material Taxes; or (H) take any action that would reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment;

(xvi) commence, pay, discharge, settle or compromise any Proceeding requiring payment by the Company Entities of an amount in excess of $100,000 or that results in any other continuing obligation, restriction or undertaking of any Company Entity (other than de minimis obligations, restrictions or undertakings incidental to such settlement or compromise, including confidentiality obligations);

(xvii) except for non-exclusive licenses granted in the ordinary course of business, assign, sell, transfer, abandon, let lapse, or otherwise dispose of, any material Company Intellectual Property;

(xviii) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company Entities in, such trade secrets);

(xix) make any material change in its accounting methodology, practice or policy other than changes required by GAAP;

(xx) make any material change in any Company Entity’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xxi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor (other than any waiver of noncompetition or similar obligations for any former employee or independent contractor who had annual base compensation not in excess of $250,000 during his or her tenure with a Company Entity);

(xxii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities;

(xxiii) amend, modify or terminate any Lease; or

(xxiv) authorize, agree to or undertake any legally binding obligation to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Section 7.02, (i) no action taken by the Company Entities with respect to the Specified Actions shall be deemed a breach of the Ordinary Course Requirements unless such action would constitute a breach of one or more of the Specified Actions, (ii) the Company Entities’ failure to take any action prohibited by the Specified Actions will not be in breach of the Ordinary Course Requirements, (iii) the Company Entities may undertake (x) the Pre-Closing Restructuring and (y) any actions set forth in Section 7.02(b) of the Company Disclosure Schedules, (iv) any reasonable good faith action taken, or omitted to be taken, by any of the Company Entities in relation to the COVID-19 Pandemic (other than a Specified Action) that is outside the ordinary course of business shall not be deemed to be a breach of Section 7.02, require the consent of Acquiror, or serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to Closing herein have not been satisfied, but the applicable Company Entity shall notify Acquiror in writing (email shall suffice) at least five (5) Business Days prior to taking any such action (unless prior notice is not reasonably practicable), and (v) with respect to any Specified Action or other action requiring Acquiror’s consent hereunder proposed to be taken by any Company Entity in relation to the COVID-19 Pandemic, Acquiror shall provide a response to the Company specifying the Acquiror’s approval or disapproval no later than two (2) Business Days following delivery of a request with respect thereto by email in accordance with Section 10.02; provided, further, that if Acquiror fails to provide a response specifying its disapproval within such two (2) Business Day period, Acquiror shall be deemed to have consented to any such action. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the parties hereto shall not, and shall cause its respective Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

7.03 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause to be made, all filings and submissions required under any applicable Law to consummate the transactions contemplated hereunder (including those under the HSR Act); (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, waiting period expirations or terminations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements, and (iii) use reasonable best efforts to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement to consummate the transactions contemplated by this Agreement and the Ancillary Agreements by or before the Outside Date. In the case of any filings required under the HSR Act, each party shall, and shall cause its ultimate parent entity as that term is defined in the HSR Act to, make such filings in no event later than ten (10) Business Days from the execution of this Agreement, and any filing fees for one such filing associated therewith shall be paid 50% by the Company and 50% by Acquiror, with the remainder to be paid by the party incurring such fee. Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, waiting period expirations or terminations, orders and approvals. Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use its commercially reasonable efforts to (i) respond to any inquiries by any Governmental Authority as promptly as practicable regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement; and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted. No party shall, and each party shall cause its controlled Affiliates not to, directly or indirectly enter into any merger, acquisition or joint venture or agreement to effect any merger, acquisition or joint venture that would reasonably be expected to make it materially more difficult, or to materially increase the time required to obtain all consents, authorizations, waiting period expirations or terminations, orders and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement.

(c) To the extent reasonably practicable and upon request, all material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any notification and report forms under the HSR Act including documents responsive to Item 4(c) or Item 4(d) of the HSR Act notification and report form, any interactions between any of the Acquiror Parties or Company and Governmental Authorities in the ordinary course of business unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance, contact, or any material communication with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent (not to be unreasonably withheld, conditioned or delayed) of the party providing such materials.

7.04 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Transactions and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Acquiror; provided, however, that each party hereto may make any such public announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such public announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 7.04 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Acquiror to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

7.05 Consents and Waivers. The Company Parties shall use commercially reasonable efforts obtain all consents, permits, clearances, approvals, acknowledgements, authorizations, waivers or provide all notices set forth in Section 7.05(a) of the Company Disclosure Schedules (including the Sunnyvale Lease Notice). Any consents, waivers, approvals, authorizations, clearances and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Holdings and Acquiror, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party as promptly as reasonably practicable after receipt thereof, and copies of such notices shall be delivered to the other party as promptly as reasonably practicable after the making thereof. Except with respect to costs that constitute Company Transaction Expenses or Acquiror Transaction Expenses (which such expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

7.06 Director & Officer Indemnification.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to obtain, in consultation with Acquiror, and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors, managers, officers, employees and agents of each Company Party and each of such Company Entity’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Company shall bear the cost of the D&O Tail Policy as a Company Transaction Expense. During the term of the D&O Tail Policy, Shelf shall not (and shall cause the Surviving Companies not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived. Shelf shall also ensure (and shall cause the Surviving Companies to ensure that) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.06 shall be continued in respect of such claim until the final disposition thereof.

(b) From and after the Closing, Shelf shall, and shall cause each of its Subsidiaries to, indemnify, defend, exculpate and hold harmless, to the fullest extent permitted under applicable Law, any individual who, at or prior to the Closing, is or was a director, officer, manager, employee or agent of a Company Party or any of its Subsidiaries or who, at the request of a Company Party or any of its Subsidiaries, served as a director, officer, manager, member, trustee or fiduciary of another limited liability company, corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) with respect to all acts and omissions occurring or alleged to have occurred whether at or prior to the Closing, including the execution of, and the transactions contemplated by, this Agreement, whether asserted or claimed prior to, at or after the Closing. Without limitation of the foregoing, in the event that any such Indemnified Person is or becomes involved, in any capacity, in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, Shelf, from and after the Closing, shall pay, as incurred, such Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Indemnified Person in enforcing this Section 7.06), subject to receipt of an undertaking from such Indemnified Person to repay such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) Shelf shall, for a period of six (6) years from and after the Closing, cause the organizational documents of each Company Party and each of their respective Subsidiaries (including each surviving entity under the Mergers) to contain provisions no less favorable to the Indemnified Persons with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the organizational documents of such entity, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party.

(d) Notwithstanding any other provisions hereof, the obligations of the Company and Shelf contained in this Section 7.06 shall be binding upon the successors and assigns of the Company and Shelf. In the event the Company or Shelf or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or Shelf, as the case may be, honor the indemnification and other obligations set forth in this Section 7.06.

(e) On the Closing Date, Shelf shall enter into customary indemnification agreements reasonably satisfactory to Acquiror and Holdings with the individuals set forth on Section 7.06(e) of the Company Disclosure Schedules, which indemnification agreements shall continue to be effective following the Closing.

(f) This Section 7.06 shall survive the consummation of the Transactions, is intended to benefit, and shall be enforceable by each Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Indemnified Person without the prior written consent of the Company.

7.07 Proxy Statement; Acquiror Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, Shelf shall, and Acquiror shall cause Shelf to, in consultation with the Company, prepare and file with the SEC the Form S-4, which shall include the Proxy Statement/Prospectus, for the purposes of (i) registering under the Securities Act the Shelf Common Shares issuable hereunder and the Acquiror Warrants and any Shelf Common Shares issued thereunder, (ii) providing Acquiror’s stockholders with the opportunity to redeem their Acquiror Class A Common Stock in connection with the Transactions and (iii) soliciting proxies from Acquiror Stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Acquiror Common Stock to be called and held for such purpose within 30 days after notice thereof and in compliance with the Acquiror’s Organizational Documents and applicable Laws (the “Acquiror Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Acquiror and Shelf shall, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable NASDAQ listing rules or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Shelf or Acquiror, as applicable, shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Shelf or Acquiror, as applicable, shall provide the Company and its counsel with copies of all written correspondence between Shelf, Acquiror or any of their representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing; provided, however, that no such information will be required to be provided where it would be reasonably likely to (A) cause or constitute a waiver of attorney-client or other privilege; (B) result in a violation of any Law; or (C) result in a transfer of any confidential information which is not materially related to the Agreement or Transaction. Shelf and Acquiror shall permit the Company and its counsel to review the Form S-4, the Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors, in good faith, concerning any comments from the SEC with respect thereto, and shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Form S-4 or the Proxy Statement/Prospectus or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Shelf or Acquiror, as applicable, shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Acquiror, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Form S-4 or Proxy Statement/Prospectus containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Shelf, Acquiror or the Company, as the case may be, shall promptly inform the other parties of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Acquiror, an amendment or supplement to the Form S-4 or Proxy Statement/Prospectus.

(b) The Proxy Statement/Prospectus will be mailed to the Acquiror Stockholders as soon as practicable following the SEC Clearance Date (but in any event, such mailing shall be commenced within five Business Days following such date) for the purpose of soliciting proxies from holders of Acquiror Common Stock to vote at the Acquiror Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval and consummation of the Mergers and other transactions contemplated hereby; (ii) approval of material differences between the Shelf Revised Charter and the Certificate of Incorporation (if any); (iii) approval of the Shelf 2021 Employee Stock Purchase Plan and Shelf 2021 Omnibus Incentive Plan in the form attached hereto as Exhibit C (collectively the “Shelf Compensation Plans”), (iv) approval of any matters as agreed by Acquiror and the Company and (v) the adjournment of the Acquiror Stockholders’ Meeting if necessary to solicit additional proxies to obtain the Acquiror Stockholder Approval, whether or not there are sufficient shares of Acquiror Common Stock to constitute a quorum necessary to conduct the business of the Acquiror Stockholders’ Meeting (the matters described in clauses (i) through (v), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the Acquiror Stockholders at the Acquiror Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Acquiror Stockholder Approval”). Acquiror shall keep the Company reasonably informed regarding all matters relating to the Voting Matters and the Acquiror Stockholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(c) The Company shall promptly provide Acquiror and Shelf with such information concerning the Company Parties and Company Entities as may be reasonably necessary for the information concerning the Company Parties and Company Entities in the Form S-4, the Proxy Statement/Prospectus and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act, the DGCL and the DLLCA in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholders’ Meeting and the preparation and filing of the Other Filings. The information relating to the Company Parties and Company Entities furnished by or on behalf of the Company Parties and Company Entities for inclusion in the Form S-4 and the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement/Prospectus to the holders of Acquiror Common Stock, as of the Effective Date or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Acquiror and Shelf shall use their reasonable best efforts to ensure that the Form S-4 and Proxy Statement/Prospectus do not, as of the date on which the Proxy Statement/Prospectus is distributed to the holders of Acquiror Common Stock, as of the Effective Date, and as of the date of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Acquiror and Shelf shall not be responsible for the accuracy or completeness of any information relating to the Company Entities or Company Parties or any other information furnished in writing by any Company Entity or Company Party for inclusion in the Form S-4 or Proxy Statement/Prospectus).

(d) With respect to any Acquiror Stockholder outreach in connection with the Acquiror Stockholders’ Meeting, the Company Entities and Company Parties shall use their commercially reasonable efforts to provide to Acquiror, and the Company Entities and Company Parties shall use their commercially reasonable efforts to cause their Affiliates and Representatives, including legal and accounting representatives, to provide to Acquiror, all cooperation reasonably requested by Acquiror that is customary in connection with Acquiror Stockholder outreach for the Acquiror Stockholders’ Meeting, which commercially reasonable efforts shall include, among other things, (i) furnishing Acquiror promptly following Acquiror’s request, with information reasonably available to it regarding the Company Parties and Company Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company Parties and Company Entities) customary for such outreach activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of virtual meetings (including customary one-on-one virtual meetings), presentations and due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with any such outreach activities, (iv) providing reasonable assistance to Acquiror in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(e) Subject to Section 7.07(f) and Section 7.07(h), (i) Acquiror shall include in the Proxy Statement the unanimous recommendation of its board of directors that the Acquiror Stockholders vote in favor of the adoption of this Agreement and the approval of the Mergers and the other Voting Matters, and shall otherwise take all lawful action to solicit and obtain the Acquiror Stockholder Approval and (ii) neither the Acquiror Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify, the recommendation of the Acquiror Board that the Acquiror Stockholders vote in favor of the Voting Matters (a “Modification in Recommendation”). If the Acquiror Board makes a Modification in Recommendation, it will not alter the obligation of Acquiror to submit the Voting Matters to the Acquiror Stockholders at the Acquiror Stockholders’ Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Acquiror Stockholders’ Meeting. Acquiror shall not adjourn or postpone the Acquiror Stockholders’ Meeting without the consent of Holdings; provided that Acquiror may adjourn or postpone the Acquiror Stockholders’ Meeting, (A) if as of the time for which the Acquiror Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholders’ Meeting, (B) to allow additional time for the filing and distribution of any supplement or amendment to the or Proxy Statement/Prospectus which the Acquiror Board has determined in good faith, after consultation with outside legal counsel, is necessary or advisable under applicable Law for such amended or supplemental disclosure to be reviewed by the stockholders of Acquiror prior to the Acquiror Stockholders’ Meeting, (C) after consultation with Holdings, on one or more occasions for up to ten (10) Business Days each to solicit additional proxies if necessary to obtain the Acquiror Stockholder Approval, (D) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the transactions contemplated hereby or (E) with Holdings’ consent (not to be unreasonably withheld, conditioned or delayed).

(f) Notwithstanding anything to the contrary contained in this Agreement, the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Acquiror Board to the Acquiror Stockholders under applicable Law, provided, that: (i) Holdings shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least four (4) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (ii) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by Holdings, Acquiror and its representatives shall have negotiated in good faith with Holdings and its Representatives regarding any revisions or adjustments proposed by Holdings to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (iii) if Holdings requested negotiations in accordance with clause (ii), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Holdings shall have, prior to the expiration of the 4-Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law.

(g) An “Intervening Event” shall mean any material event, state of facts, development, change, circumstance, occurrence or effect that (i) was not known to the Acquiror Board as of the date of this Agreement and (ii) does not relate to any Acquiror Acquisition Proposal.

(h) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.09(b)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation in response to a Superior Proposal (a “Superior Proposal Change in Recommendation”) if the Acquiror Board determines after consultation with outside counsel that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Acquiror Board to the Acquiror Stockholders under applicable Law, provided, that: (i) Holdings shall have received written notice from Acquiror of Acquiror’s intention to make a Superior Proposal Change in Recommendation at least four (4) Business Days prior to the taking of such action by Acquiror (the “Superior Proposal Notice Period”), which notice shall specify the Superior Proposal in reasonable detail, and (ii) if, prior to the expiration of the Superior Proposal Notice Period, Holdings provides Acquiror with a written proposal to adjust the terms and conditions of this Agreement, Acquiror shall not make a Superior Proposal Change in Recommendation unless the Acquiror Board, after considering in good faith such written proposal from Holdings, continues to reasonably determine in good faith that such Superior Proposal continues to be a Superior Proposal and after consultation with outside counsel determines that failure to make a Superior Proposal Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law.

(i) A “Superior Proposal” shall mean an unsolicited, bona fide written Acquiror Acquisition Proposal that the Acquiror Board reasonably determines in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) is reasonably capable of being consummated in accordance with its terms and (ii) would, if consummated, be more favorable to the Acquiror Stockholders from a financial point of review than the Transactions (including any adjustments proposed by Holdings during the Superior Proposal Notice Period in accordance with Section 7.07(h)); provided, that, for purposes of hereof, “Acquiror Acquisition Proposal” shall be deemed to exclude any issuance, sale or acquisition of less than fifty percent (50%) of the shares of capital stock or other equity securities of an Acquiror Party.

7.08 Form 8-K Filings. Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Acquiror shall file with the SEC, a Current Report on Form 8-K to report the execution of this Agreement. Shelf, Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Shelf shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”). Prior to Closing, Shelf, Acquiror and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (the “Press Release”). Promptly upon the Closing (but in any event, on the Closing Date), Shelf shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

7.09 Exclusivity.

(a) Exclusivity Obligations of the Company Parties.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company Parties shall not, and shall not authorize or permit any of their Affiliates (including the Company’s members) or any of its or their Representatives to, directly or indirectly, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (B) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company Parties shall immediately cease and cause to be terminated, and the Company Parties shall cause their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal, offer or any indication of interest in making a proposal or offer from any Person (other than Acquiror or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange, joint venture, partnership or other business combination transaction (including by way of an issuance of debt securities) involving any Company Entity or Company Party; (2) the issuance, sale or acquisition of shares of capital stock, or other equity securities of any Company Entity or Company Party; or (3) the sale, lease, exchange or other disposition of all or substantially all of any Company Party’s or Company Entity’s properties or assets.

(ii) In addition to the other obligations under this Section 7.09(a), the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or its Representatives) advise Acquiror orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, and the material terms and conditions of such request, Company Acquisition Proposal or inquiry.

(iii) The Company agrees that the rights and remedies for noncompliance with this Section 7.09(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror.

(b) Exclusivity Obligations of Acquiror Parties.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, each Acquiror Party shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquiror Acquisition Proposal; (B) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquiror Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding an Acquiror Acquisition Proposal. Each Acquiror Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquiror Acquisition Proposal. For purposes hereof, “Acquiror Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange, joint venture, partnership or other business combination transaction (including by way of an issuance of debt securities) involving any Acquiror Party; (2) the issuance, sale or acquisition of shares of capital stock or other equity securities of any Acquiror Party; or (3) the sale, lease, exchange or other disposition of all or substantially all of any Acquiror Party’s properties or assets.

(ii) In addition to the other obligations under this Section 7.09(b), each Acquiror Party shall promptly (and in any event within two (2) Business Days after receipt thereof by Acquiror or its Representatives) advise the Company orally and in writing of any Acquiror Acquisition Proposal, any request for information with respect to any Acquiror Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquiror Acquisition Proposal and the material terms and conditions of such request, Acquiror Acquisition Proposal or inquiry.

(iii) Each Acquiror Party agrees that the rights and remedies for noncompliance with this Section 7.09(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company Parties and that money damages would not provide an adequate remedy to the Company Parties.

7.10 Trust Account.

(a) At the Closing, Acquiror shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: the redemption of any shares of Acquiror Class A Common Stock in connection with the Transactions in accordance with the terms set forth in the Proxy Statement/Prospectus; the payment of the Deferred Underwriting Fees; the payment of the Available Closing Date Trust Cash; the payment of expenses to the third parties to which they are owed and the balance of the assets in the Trust Account, after payment of the amounts required hereunder, to be disbursed to Acquiror.

(b) Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of the Prospectus and understands that Acquiror has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Acquiror may disburse monies from the Trust Account only: (i) to the public stockholders (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a Business Combination (as defined in the Prospectus), (ii) to the public stockholders if Acquiror liquidates or fails to consummate a Business Combination within 18 months from the closing date of Acquiror’s initial public offering, (iii) to Acquiror or any of its Representatives after or concurrently with the consummation of a Business Combination, or (iv) as otherwise contemplated in Section 9.1(b) of the Certificate of Incorporation. Each Company Party hereby agrees, on behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that the Company Parties and their respective Representatives do not have (other than their rights upon the Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (including any distributions therefrom) regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror Parties or any of their Representatives, on the one hand, and the Company Parties or any of their Representatives, on the other hand, or any other matter, and regardless of whether such right, title, interest or claim arises based on contract, tort, equity or any other theory of legal liability (each, a “Claim”) and hereby irrevocably waive any Claim they may have as a result of, or arising out of, any negotiations, contracts or agreements with an Acquiror Party and will not at any time, seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Each Company Party’s and their respective Representatives’ right to pursue a claim against any Acquiror Party for legal relief shall solely be against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for an Acquiror Party to specifically perform its obligations under this Agreement and a claim for Acquiror to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and nothing herein shall serve to limit or prohibit any claims that the Company Parties or their respective Representatives may have in the future against an Acquiror Party’s assets or funds that are not held in the Trust Account. In the event that a Company Party or any Subsidiary of Company commences a Proceeding based upon, in connection with, relating to or arising out of any matter relating to an Acquiror Party or any of their Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public stockholders (as defined in the Prospectus), whether in the form of money damages or injunctive relief, such Acquiror Party and any of its Representatives, as applicable, shall be entitled to recover from any Company Party, any Subsidiary of Company and any of its or their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Proceeding, in the event an Acquiror Party or its Representatives, as applicable, prevails in such Proceeding. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company Parties’ right to pursue a claim against Acquiror for legal relief against monies or other assets that are held outside the Trust Account and other than distributions from the Trust Account directly or indirectly to the Acquiror’s stockholders, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the redemptions of the Acquiror Common Stock or comply with the Trust Agreement or Acquiror Organizational Documents and (y) nothing herein shall serve to limit or prohibit any claims that the Company Parties may have in the future against Acquiror’s assets or funds that are not held in the Trust Account and other than distributions from the Trust Account directly or indirectly to Acquiror’s public stockholders. This Section 7.10(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Acquiror.

7.11 Tax Matters.

(a) Responsibility for Filing Tax Returns. In the event Holdings is required to file any Pass-Through Income Tax Return for a Tax period that includes the Closing Date (a “Straddle Return”), Shelf shall prepare or cause to be prepared and timely file or cause to be timely filed such Straddle Return. In preparing any such Straddle Returns (i) items of taxable income, gain, loss, deduction and credit of Holdings for such Straddle Period shall be allocated using the “closing of the books” method (as described in Treasury Regulations Section 1.706-1(c)) as of the end of the Closing Date, (ii) Holdings shall deduct the Company Transaction Expenses to the extent permitted by Law at a “more likely than not” or higher level and shall allocate any such deductions to the portion of such Straddle Period ending on the Closing Date pursuant to Section 706 of the Code, and (iii) seventy percent (70%) of any success-based fees shall be deducted in accordance with Rev. Proc. 2011-29. At least thirty (30) days prior to the due date for filing such Straddle Returns, Shelf shall deliver drafts to Holdings Sellers’ Representative of any such Straddle Returns for Holdings Sellers’ Representative’s review and consent. Shelf shall cause such Straddle Returns to reflect any reasonable comments of Holdings Sellers’ Representative to the extent such comments relate to a Pre-Closing Tax Period.

(b) Filing and Amendment of Tax Returns. Without the prior written consent of Holdings Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed, Shelf shall not, and shall cause its Subsidiaries to not: (i) except as set forth in Section 7.11(a), file or amend any Pass-Through Income Tax Return of any Company Entity relating to any Pre-Closing Tax Period, (ii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes of any Company Entity attributable to a Pass-Through Income Tax Return for a Pre-Closing Tax Period, (iii) extend or waive, or cause to be extended or waived, or permit any Company Entity to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pass-Through Income Tax Return for a Pre-Closing Tax Period,(iv) make or change any Tax election or accounting method relating to any Pass-Through Income Tax Return that has retroactive effect to any Pre-Closing Tax Period or (v) with respect to any audit or other examination by a Tax Authority of a Pass-Through Income Tax Return that relates in whole or in part to a Pre-Closing Tax Period, make an election under Section 6226 of the Code or under Treasury Regulations Section 301.6227-2(c) (in each case, or under similar or successor provision of Tax law in any jurisdiction), or elect under Section 6226(b)(4)(A)(ii)(I) or Treasury Regulations Section 301.6226-3(c)(3) to furnish statements to Holdings Sellers’ Representative for the “reviewed year” (as defined in Section 6225(d)(1) of the Code), or make any similar election under any similar or successor provision of Tax Law in any jurisdiction. Shelf shall not, and shall cause any Company Entity that is a pass-through entity for U.S. federal income tax purposes not to, take any action outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing.

(c) Cooperation. Following the Closing, each party shall, and shall cause its Affiliates to, cooperate, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any audit or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If any Company Entity is required to file a Straddle Return, Shelf and its Subsidiaries will use reasonable best efforts to (i) complete such Straddle Returns by February 15 of the following year and (ii) provide Holdings Sellers’ Representative with any information or estimates reasonably required by it or its Affiliates for tax reporting purposes promptly upon request by Holdings Sellers’ Representative. The Company shall reimburse the Holdings Sellers’ Representative for any and all reasonable and documented out-of-pocket costs, fees and expenses incurred by the Holdings Seller’s Representative in connection with the performance of any duties or obligations under this Section 7.11.

(d) Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by Shelf. Shelf, Acquiror, Holdings, and the Blockers shall cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(e) The parties intend that, for U.S. federal income tax purposes, (i) each of Merger 1, Merger 3, Merger 4, Merger 5, Merger 6 and Merger 7 shall be treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (ii) together, the Mergers and the PIPE Investment qualify as a transaction described in Section 351(a) of the Code (the foregoing clauses (i) and (ii) the PIPE Investors’ beneficial ownership of Acquiror Common Stock will be disregarded as transitory, the PIPE Investment Amount will be treated as transferred by the PIPE Investors to Shelf for Shelf Common Shares as part of the same plan as the Mergers, and together, the Mergers and the PIPE Investment qualify as a single integrated transaction described in Section 351(a) of the Code are collectively referred to herein as, the “Intended Tax Treatment”). The Parties shall, and shall cause their Affiliates to, use reasonable efforts to cause the Mergers to comply with the Intended Tax Treatment and shall not, and shall not cause their Affiliates to, treat or report the Transactions in a manner inconsistent with the Intended Tax Treatment unless required by a “determination” as defined in Section 1313(a) of the Code.

(f) Following the Mergers, for at least six (6) months following the Closing Date, Shelf shall either (i) continue each Surviving Company’s “historic business” (with the meaning of Treasury Regulations Section 1.368-1(d)(2)), or (ii) use a significant portion of each such Surviving Company’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business.

(g) Within two (2) years following the Closing, Shelf will not cause any of the Surviving Companies (other than the Holdings Surviving Company) to (i) dispose of more than 50% of the assets held by it at Closing pursuant to one or more distributions or other transfers where such Surviving Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of such Surviving Company for U.S. federal income tax purposes.

(h) Shelf shall, no later than three Business Days before the earlier to occur of (x) the Closing Date and (y) the date that is 75 days after the date of formation of each of the Merger Sub that is a limited liability company, cause to be filed IRS Form 8832 (Entity Classification Election), prepared and executed in duplicate electing for each such Merger Sub to be classified as a corporation under Treasury Regulation Section 301.7701-3 with an effective date of the date of formation of such Merger Sub.

7.12 Resignations; Acquiror D&O Tail Policy; Director & Officer Indemnification.

(a) At or prior to Closing, Acquiror shall deliver to the Company written resignations, effective as of the Closing, of the officers and directors of Acquiror set forth on Section 7.12 of the Acquiror Disclosure Schedules. Prior to the Closing, Acquiror shall obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of each of the Acquiror Parties as Acquiror’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement) (the “Acquiror D&O Tail Policy”). Acquiror shall bear the cost of the Acquiror D&O Tail Policy as an Acquiror Transaction Expense. During the term of the Acquiror D&O Tail Policy, Shelf shall not (and shall cause the Surviving Companies not to) take any action following the Closing to cause the Acquiror D&O Tail Policy to be cancelled or any provision therein to be amended or waived. Shelf shall also ensure (and shall cause the Surviving Companies to ensure that) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.12 shall be continued in respect of such claim until the final disposition thereof.

 (b) From and after the Closing, Shelf shall, and shall cause each of its Subsidiaries to, indemnify, defend, exculpate and hold harmless, to the fullest extent permitted under applicable Law, any individual who, at or prior to the Closing, is or was a director, officer, manager, employee or agent of an Acquiror Party or any of its Subsidiaries or who, at the request of an Acquiror Party or any of its Subsidiaries, served as a director, officer, manager, member, trustee or fiduciary of another limited liability company, corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Acquiror Indemnified Persons”) with respect to all acts and omissions occurring or alleged to have occurred whether at or prior to the Closing, including the execution of, and the transactions contemplated by, this Agreement, whether asserted or claimed prior to, at or after the Closing. Without limitation of the foregoing, in the event that any such Acquiror Indemnified Person is or becomes involved, in any capacity, in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, Shelf, from and after the Closing, shall pay, as incurred, such Acquiror Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Acquiror Indemnified Person in enforcing this Section 7.12), subject to receipt of an undertaking from such Acquiror Indemnified Person to repay such advancement if such Acquiror Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) Shelf shall, for a period of six (6) years from and after the Closing, cause the organizational documents of each Acquiror Party and each of their respective Subsidiaries (including each surviving entity under the Mergers) to contain provisions no less favorable to the Acquiror Indemnified Persons with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the organizational documents of such entity, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party.

(d) This Section 7.12 shall survive the consummation of the Transactions, is intended to benefit, and shall be enforceable by each Acquiror Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Acquiror Indemnified Person without the prior written consent of Sponsor.

7.13 Closing Conditions. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VIII hereof and to consummate the transactions contemplated hereby. Each of the parties shall execute or deliver any additional instruments as reasonably requested by the other party necessary to consummate the transactions contemplated by this Agreement.

7.14 Section 16 Matters. Prior to the Closing, each of Acquiror and the Company shall take all such reasonable steps (to the extent permitted under applicable Law) to cause any dispositions of Acquiror Common Stock or acquisitions of Shelf Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15 Access to, and Information of, Acquiror and Shelf. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, subject to applicable Law, Acquiror and Shelf shall: (a) permit the Company and its advisers and other representatives to have reasonable access to Acquiror’s and Shelf’s properties and facilities, books and records, Contracts and other documents and data related to the Acquiror or Shelf, as applicable; and (b) furnish, or cause to be furnished, to the Company any financial and operating data and other information (including Tax information) with respect to Acquiror or Shelf, as applicable, as the Company shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (i) upon no less than three (3) Business Days’ prior written notice from the Company to Acquiror or Shelf, as applicable, and (ii) conducted at the Company’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of Acquiror or Shelf, as applicable. No information provided to or obtained by the Company pursuant to this Section 7.15 shall limit or otherwise affect the remedies available hereunder to the Company, or act as a waiver or otherwise affect the representations or warranties of Acquiror or Shelf in this Agreement. All information provided to or obtained by the Company heretofore or hereafter, including pursuant to this Section 7.15, shall be held in confidence by the Company in accordance with and subject to the terms of the Confidentiality Agreement and nothing herein shall modify or limit the obligations of the Company set forth therein. At any time prior to the Closing, Acquiror agrees to disclose, promptly upon a reasonable written request from the Company, via a Form 8-K filing or press release, any information that the Company reasonably believes is material for the purchase or sale of Acquiror Common Stock, which purchase or sale the Company reasonably believes in good faith is not detrimental to or will not adversely affect the successful consummation of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, neither Acquiror nor Shelf shall be required to take any action, provide any access or furnish any information that would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which Acquiror or Shelf is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (A) and (B) above.

7.16 Conduct of Business by Acquiror . From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except as otherwise provided or required in connection with this Agreement including the Ancillary Agreements, required by Law or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) Shelf shall, and shall cause each other Acquiror Party to, (x) operate its business in the ordinary course and consistent with past practice and (y) preserve their respective business, operations and organization, in light of general activities that businesses similar to Acquiror’s business commonly undertake. Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except as otherwise provided or required in connection with this Agreement including the Ancillary Agreements, required by Law or consented to in writing by the Company (which consent shall not be unreasonably withheld conditioned or delays), Shelf shall not, and shall cause each other Acquiror Party not to:

(a) amend or alter the Trust Agreement, certificate of incorporation, bylaws or equivalent organizational documents of any Acquiror Party;

(b) (i) make or declare any dividend or distribution to the stockholders of any Acquiror Party or make any other distributions in respect of any Acquiror Party’s capital stock, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of any Acquiror Party’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of any Acquiror Party, other than a redemption of shares of Acquiror Common Stock in connection with the Transactions in accordance with the terms set forth in the Proxy Statement/Prospectus;

(c) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Acquiror Party or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between Acquiror Parties; provided that this Section 7.16(c) shall not prevent an Acquiror Party from borrowing funds reasonably required to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (provided that in no event shall such outstanding amounts be convertible into Acquiror Common Stock or equity securities of any other Acquiror Party);

(d) (i) issue or agree to issue any shares of any Acquiror Party’s securities or securities exercisable for or convertible into capital stock, or (ii) grant or agree to grant any additional options, warrants or stock appreciation rights with respect to any Acquiror Party’s securities not outstanding on the date hereof;

(e) make, change or rescind any material Tax election or settle or compromise any material Tax liability;

(f) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of any Acquiror Party (including, for the avoidance of doubt, (i) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (ii) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater); provided that this Section 7.16(f) shall not prevent an Acquiror Party from borrowing funds reasonably required to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (provided that in no event shall such outstanding amounts be convertible into Acquiror Common Stock or equity securities of any other Acquiror Party); or

(g) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 7.16.

7.17 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give any Acquiror Party, directly or indirectly, the right to control or direct any Company Party’s or Company Entity’s operations prior to the Closing, and nothing contained in this Agreement shall give any Company Party or Company Entity, directly or indirectly, the right to control or direct any Acquiror Party’s operations prior to the Closing. Prior to the Closing, each Acquiror Party and each Company Party or the Company, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything to the contrary set forth in this Agreement, (a) no consent of Acquiror shall be required with respect to any matter set forth in Section 7.02 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law and (b) no consent of the Company shall be required with respect to any matter set forth in Section 7.16 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

7.18 Post-Closing Directors and Officers of Shelf.

(a) The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Section 7.18(a) of the Company Disclosure Schedules and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Shelf effective at the Closing; provided, that any such individuals not listed on Section 7.18(a) of the Company Disclosure Schedules shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement/Prospectus is filed with the SEC).

(b) The initial officers of Shelf as of the Closing shall be as set forth on Section 7.18(b) of the Company Disclosure Schedules, subject to any such individual’s death, resignation, removal or refusal to serve, in which case such position shall be determined by the Shelf Board following the Closing.

7.19 Acquiror Common Stockholder Redemption Amount. Acquiror shall prepare and deliver to Company promptly following the Acquiror Stockholders’ Meeting, but in any event no later than three (3) Business Days after the Acquiror Stockholders’ Meeting, notification of the Acquiror Common Stockholder Redemption Amount, certified by an executive officer of Acquiror.

7.20 Pre-Closing Restructuring. The Company Parties shall, and shall cause their respective Subsidiaries and Affiliates to, effectuate and consummate the Pre-Closing Restructuring prior to the Closing in accordance with the terms set forth on Section 1.01(a) of the Company Disclosure Schedules.

7.21 Nasdaq Listing. From the date hereof through the Closing, (a) Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock to be listed on, Nasdaq, and (b) Acquiror and Company shall each use commercially reasonable efforts to cause the Shelf Common Shares to be issued in connection with the Transactions and the Acquiror Warrants and any Shelf Common Shares issued thereunder to be approved for listing on Nasdaq as of the Closing Date.

7.22 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.23 PIPE Investment. Except to the extent provided in writing by the Company (such consent or approval not to be unreasonably withheld, delayed or conditioned), no Acquiror Party shall permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements, where such amendment, modification, waiver or replacement shall cause a detriment to the Company. Acquiror shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply in all material respects with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the Closing Date (as defined in the Subscription Agreements); (iv) deliver notices to counterparties to the Subscription Agreements at least two (2) Business Days prior to the Closing and no later than four (4) Business Days prior to the Acquiror Stockholders’ Meeting to cause them to fund their obligations no later than one (1) Business Day prior to the date that the Closing is scheduled to occur hereunder and (v) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Closing.

7.24 Name Change. Promptly following the Closing, Acquiror and Shelf shall file certificates of amendment to their respective certificates of incorporation with the Secretary of State of the State of Delaware, which such amendments will change each of Acquiror and Shelf’s entity names to be “NextNav Acquisition Corporation” and “NextNav, Inc.”, respectively.

7.25 Communications License Matters.

(a) From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to:

(i) maintain the Company Entities’ FCC licenses;

(ii) operate in accordance with the terms of the FCC Licenses and in compliance in all material respects with the Communications Act, FCC rules, regulations and policies, except as expressly waived by the FCC;

(iii) keep Acquiror fully informed and on a timely basis of any material communications and inquiries (whether written or oral) received by any of the Company Entities from, or given by any of the Company Entities to, the FCC, and of any material communication received or given in connection with any action by a private party, in each case with respect to the FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Entities, and promptly provide Acquiror with true and complete copies of all documents filed with, submitted to or received from the FCC with respect to FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Entities; and

(iv) (A) diligently prosecute the FCC Applications to favorable conclusions (including without limitation promptly providing all information requested by the FCC and opposing any third-party comments or filings that request denial or adverse variations to or conditions on the Company Entities or the Business), (B) not amend or withdraw the FCC Applications without the prior written consent of Acquiror, and (C) not take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of grants of the FCC Applications.

(b) Acquiror and Company agree to make good faith commercially reasonable efforts to work together to file the FCC Transfer Applications as expeditiously as possible after the date of this Agreement. The parties to the FCC Transfer Applications shall diligently prosecute the FCC Transfer Applications and otherwise use their commercially reasonable efforts to obtain the FCC Consent prior to the Closing Date. The parties to the FCC Transfer Applications shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation and prosecution of the FCC Transfer Applications.

(c) From the date hereof through the Closing Date, Holdings shall not hold, nor shall it apply for, one or more FCC Licenses.

7.26 Indian Filings; Indian Company Shares.

(a) Promptly following the Closing, the Company shall use reasonable best efforts to ensure that (i) Mr. Arun Raghupathy and NextNav LLC notify (in prescribed Form MGT-4 and Form MGT-5, respectively) the Indian Company Entity of the Closing divesture of beneficial interest in one share of the Indian Company Entity from Mr. Arun Raghupathy and NextNav LLC, and (ii) the Indian Company Entity attends to the timely filing of all necessary forms (including in prescribed Form MGT-6) to notify all appropriate Governmental Authorities with respect to transactions contemplated herein and the divesture of beneficial interest in one share of the Indian Company Entity from Mr. Arun Raghupathy and NextNav LLC.

(b) The Company shall use reasonable best efforts to ensure that, prior to the Closing, the transfers of (i) 1 share in the Indian Company Entity from Mr. Ralph C Robert to Mr. Arun Raghupathy and (ii) 9,999 shares in the Indian Company Entity from Mr. Arun Raghupathy to Commlabs Inc., USA shall each have been duly recorded in the register of share transfers and the overleaf of the applicable share certificates shall been signed by an authorized signatory.

7.27 Equity Award Resolution. Between the date of this Agreement and the Closing Date, Shelf shall work with Holdings (including, if requested by Holdings, Company management) in good faith to identify the recipients of awards, and the terms of such awards, for inclusion in the Equity Award Resolution.

Article VIII
CONDITIONS TO OBLIGATIONS

8.01 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained; provided, however, that solely with respect to the Acquiror Parties, the failure of the Acquiror Stockholders to approve the Shelf Compensation Plans shall not on its own cause this condition to not have been satisfied.

(c) HSR Filings. The filings of Acquiror and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(d) Registration Statement. The Form S-4 containing the Proxy Statement/Prospectus shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(e) FCC Consent. The Company Parties shall have obtained the FCC Consent from the FCC and such FCC Consent shall be in form and substance reasonably satisfactory to each of the Company and the Acquiror.

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(g) Nasdaq Approval. The Shelf Common Shares to be issued in connection with the Transactions and the Acquiror Warrants and any Shelf Common Shares issued thereunder shall have been approved for listing on Nasdaq, subject to official notice of issuance.

8.02 Conditions to the Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Acquiror to the extent permitted by applicable Law:

(a) Representations and Warranties.

(i) Other than the representations and warranties set forth in Section 4.01 (Organization), Section 4.02 (Authority; Board Approval), Section 4.04 (Capitalization), Section 4.07(b)(i) (Material Adverse Effect) and Section 4.22 (Brokers) (together, the “Company Fundamental Representations”), the representations and warranties of the Company and Holdings in Article IV of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Company Fundamental Representations shall be true and correct in all material respects (provided that Section 4.04 (Capitalization) may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(ii) Other than the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Due Authorization), Section 5.04 (Brokers’ Fees) and Section 5.07 (Capitalization) (together, the “Blocker Fundamental Representations”), the representations and warranties of each Blocker contained in Article V of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Blocker Fundamental Representations shall be true and correct in all material respects (provided that Section 5.07 (Capitalization) may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Each Company Party shall have performed or complied, in each case, in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of each Company Party, that each of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(e) has been satisfied.

(d) Secretary’s Certificate. At Closing, the Company shall have delivered to Acquiror copies of the following, all certified by an authorized officer of each Company Party to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or formation of each Company Party and Company Entity, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii) the Company Organizational Documents, Holdings Organizational Documents and equivalent documents for each other Company Entity and Blocker;

(iii) the bylaws or equivalent document of each Company Entity, Company Party and Blocker;

(iv) the resolutions of the board of managers, directors or other governing body and of the unitholders, equity-holders, interest-holders or members of each Company Party, Company Entity and Blocker authorizing, adopting and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby (including the treatment of Holdings Options, Holdings Restricted Units and Holdings Profits Interests contemplated by Sections 3.09(b), 3.09(c) and 3.09(d)).

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(f) FCC Matters. The Company shall have delivered to the Acquiror an FCC Opinion Letter, in form and substance reasonably satisfactory to the Acquiror.

(g) Registration Rights Agreement. Each Supporting Seller shall have delivered to Shelf and Acquiror, its duly executed counterpart signature page to the Registration Rights Agreement.

(h) FIRPTA. (A) Each Blocker shall have delivered a properly completed and executed certification of such Blocker in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (B) Holdings shall have delivered a certificate, duly completed and executed pursuant to Section 1.1445-11T(d)(2)(i) of the Treasury Regulations, certifying that the interests of Holdings are not United States real property interests within the meaning of section 1445 of the Code.

8.03 Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 6.01 (Organization), Section 6.02 (Authorization), Section 6.05 (Brokers), and Section 6.07 (Capitalization) (together, the “Acquiror Fundamental Representations”), the representations and warranties of the Acquiror Parties contained in Article VI of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Acquiror Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) an Acquiror Material Adverse Effect. The Acquiror Fundamental Representations shall be true and correct in all material respects (provided that Section 6.07 (Capitalization) may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Each Acquiror Party shall have performed or complied, in each case, in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Acquiror shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of Acquiror, that each of the conditions set forth in Section 8.03(a), Section 8.03(b), Section 8.03(f) and Section 8.03(g) has been satisfied.

(d) Secretary’s Certificate. At Closing, the Acquiror shall have delivered to the Company copies of the following, all certified by an authorized officer of Acquiror, to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or equivalent document of each Acquiror Party, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation or formation, as applicable;

(ii) the bylaws or equivalent document of each Acquiror Party; and

(iii) resolutions of the board of directors or other governing body of each Acquiror Party authorizing, adopting and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e) SEC Compliance. Immediately prior to Closing, Acquiror shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f) Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement.

(g) Minimum Funds. The Available Closing Date Total Cash shall be equal to or greater than $250,000,000.

(h) Trust Account. (i) Acquiror shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to Acquiror, and all such funds shall be available to Acquiror in respect of all of the obligations of Acquiror set forth in this Agreement and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereunder and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have an Acquiror Material Adverse Effect.

(i) At Closing, Acquiror shall have delivered to Shelf and Continental Stock Transfer & Trust Company, the Amendment to Acquiror Warrant Agreement executed by Acquiror and Shelf.

(j) FIRPTA. Acquiror shall have delivered a properly completed and executed certification in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Acquiror is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Equity Award Resolution. At least one day prior to Closing, Shelf shall have delivered to Acquiror a written consent of the board of directors of Shelf (or a duly appointed committee thereof authorized to administer the Shelf 2021 Omnibus Incentive Plan), authorizing and approving the grant of awards of Restricted Stock and/or Restricted Stock Units under the Shelf 2021 Omnibus Incentive Plan in an aggregate amount of 2,800,000 Shelf Common Shares (with, for the avoidance of doubt, Restricted Stock Units representing the equivalent of one Shelf Common Share) to certain individuals that were executives, employees or individual service providers of the Company Parties as of immediately prior to the Closing, which such awards shall be granted promptly after the filing and effectiveness of the registration statement on Form S-8 of Shelf covering the Shelf Compensation Plans and the Holdings Equity Plan, subject to such executives, employees or individual service providers’ continued service for the Company Parties as of the grant date (the “Equity Award Resolution”).

Article IX
TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Acquiror and Holdings;

(b) by either Acquiror or Holdings:

(i) if the Closing has not occurred on or before November 19, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, however, that if any Proceeding for specific performance or other equitable relief by any Party with respect to this Agreement, any other Ancillary Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Outside Date, then the Outside Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Proceeding and the Outside Date shall be deemed to be such later date for all purposes of this Agreement; or

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

(iii) if the Acquiror Stockholder Approval is not obtained upon a vote taken thereon at the Acquiror Stockholders’ Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement) (provided, that Acquiror may not terminate this Agreement pursuant to this clause (iii) solely as a result of the failure of the Acquiror Stockholders to approve the Shelf Compensation Plans);

(c) by Acquiror, if no Acquiror Party is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Company Party contained herein become untrue or inaccurate such that Section 8.02(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(c)); or (ii) there has been a breach on the part of any Company Party of any of its covenants or agreements contained in this Agreement such that Section 8.02(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Holdings, if curable;

(d) by Holdings, if none of the Company Parties are in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the Acquiror Parties contained herein becomes untrue or inaccurate such that Section 8.03(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(d)); or (ii) there has been a breach on the part of any Acquiror Party of any of their covenants or agreements contained in this Agreement such that Section 8.03(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Acquiror, if curable; or

(e) by Holdings, within five (5) Business Days after there has been a Modification in Recommendation.

9.02 Manner of Exercise. In the event of termination by Acquiror or Holdings, or both, in accordance with Section 9.01, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

9.03 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that the obligations in Section 7.04, Section 7.10(b), this Section 9.03, Article X, and any obligations pursuant to the terms of the Confidentiality Agreement will survive termination of this Agreement; provided, however, nothing in this Section 9.03 shall be deemed to release any party from any liability for Fraud prior to such termination.

9.04 Waiver. At any time prior to the Closing Date, the parties may, to the fullest extent permitted by applicable Law, by action taken by its board of directors or managers or officers thereunto duly authorized (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by such party (who has the right hereunder to provide such waiver or extension), but such extension or waiver or failure to insist on strict compliance by such party with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, or otherwise prevent, preclude, impede or delay such party, whether wholly or partially, from asserting any rights, claims, interests or actions it may have pursuant to this Agreement and in law or in equity.

Article X
MISCELLANEOUS

10.01 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing (which includes Section 7.10(b), Section 7.12 and this Article X). There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Subject to the last sentence of this Section 10.01, notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages. Nothing herein shall restrict or limit any Proceeding or liability in the case of Fraud.

10.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile or email upon electronic confirmation of receipt (excluding automatic acknowledgements of receipt), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to any Acquiror Party prior to the Closing, to:

Spartacus Acquisition Corporation
6470 East Johns Crossing, Suite 490
Duluth, GA 30097

Attention:	Igor Volshteyn, CFO
Email:	igorv@spartacus-ac.com

in each case, with a copy (which shall not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022

Attention:	Robert S. Matlin, Esq., and Jonathan M. Barron, Esq.
Phone:	(212) 536-3900
Email:	Robert.Matlin@klgates.com

jonathan.barron@klgates.com

If to any Company Party, to:

NextNav, LLC
1775 Tysons Blvd.
5th Floor
Tysons, VA 22102
Attention: Ganesh Pattabiraman
Email: ganesh@nextnav.com

in each case, with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

8350 Broad Street, 17th Floor

Tysons, VA 22102

Attention: Randy Segal and Adam Brown

Phone:	(703) 610-6237

(703) 610-6140

Email:	randy.segal@hoganlovells.com

adam.brown@hoganlovells.com

10.03 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, the Acquiror Disclosure Schedules, and the Company Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.04 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

10.05 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the Company shall bear and pay at or promptly after Closing, (a) all Acquiror Transaction Expenses, and (b) all Company Transaction Expenses.

10.06 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

10.07 Assignment; Successors and Assigns; No-Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the (i) Indemnified Persons who are not otherwise party to this Agreement shall be third-party beneficiaries of Section 7.06; and (ii) Acquiror Indemnified Persons who are not otherwise party to this Agreement shall be third-party beneficiaries of Section 7.12. Notwithstanding the foregoing, each Acquiror Party may assign this Agreement without the consent of any Person to any lender (or agent therefor) to such Acquiror Party or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by any Acquiror Party or their subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of the Acquiror Parties in any form of transaction, which assignment shall not relieve such Acquiror Party of its obligations hereunder.

10.08 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format or electronic signature complying with the U.S. Federal ESIGN Act of 2000, including without limitation, electronic signature affixed via DocuSign®, shall be effective as delivery of a mutually executed counterpart to this Agreement.

10.09 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

10.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the exhibits, annexes, schedules, the Acquiror Disclosure Schedules and the Company Disclosure Schedules (other than an exception expressly set forth as such in the Acquiror Disclosure Schedules or the Company Disclosure Schedules, as applicable), the statements in the body of this Agreement shall control.

10.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 10.06, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; for the avoidance of doubt, the parties may argue that no breach has occurred. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement and the Ancillary Agreements or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.15 Amendments. This Agreement may be amended, at any time prior to the Closing, by an instrument in writing signed on behalf of Acquiror and Holdings; provided, however, that after the Acquiror Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Acquiror, without the receipt of such further approvals.

10.16 Non-Recourse . This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, sponsor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, sponsor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Holdings, the Blockers, Acquiror, Shelf or the Merger Subs under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.17 Acknowledgements.

(a) Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company or Holdings in connection with the transactions contemplated hereby; (iii) the Blocker Representations constitute the sole and exclusive representations and warranties of the applicable Blocker, in connection with the transactions contemplated by this Agreement; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of the Acquiror Parties; (v) except for the Company Representations by the Company and Holdings, the Blocker Representations by the applicable Blocker and the Acquiror Representations by the Acquiror Parties, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature express or implied (including (A) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (B) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and Holdings, the Blocker Representations by the applicable Blocker and the Acquiror Representations by the Acquiror Parties.

(b) Each party hereto shall have the right to enforce this Section 10.17 on behalf of any Person that would be benefitted or protected by this Section 10.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 10.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Ancillary Agreements.

10.18 Provision Respecting Legal Representation.

(a) It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Company Entities, Sellers and the Blockers have retained Hogan Lovells US LLP (collectively, the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Each Acquiror Party hereby agrees, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between any Acquiror Party, the Company Entities, the Blockers and/or their Subsidiaries, on the one hand, and any Seller and/or any of their respective Affiliates, on the other hand, the Retained Counsel may represent such Seller and/or their respective Affiliates in such dispute even though the interests of such Seller or their respective Affiliates may be directly adverse to the Acquiror Parties, the Company Entities or their respective Subsidiaries.

(b) It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Acquiror Parties, Sponsor and its Affiliates have retained K&L Gates LLP (collectively, the “Other Retained Counsel”) to act as their counsel in connection with the Transactions and that the Other Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Other Retained Counsel for conflict of interest or any other purposes as a result thereof. Each Party hereby agrees, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between any Party and/or their Subsidiaries or their respective Affiliates, on the one hand, and Sponsor and/or any of its Affiliates, on the other hand, the Other Retained Counsel may represent Sponsor and/or its Affiliates in such dispute even though the interests of Sponsor and/or any of its Affiliates may be directly adverse to the Acquiror Parties, the Company Parties or their respective Subsidiaries.

10.19 Release.

(a) Effective upon the Closing, each Company Party, for itself and on behalf of each of their respective successors and assigns, hereby releases and forever discharges each Acquiror Party and each Acquiror Party’s direct or indirect equityholders, controlling Persons, controlling Affiliates and representatives (and any representatives of any of the foregoing), in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of any matter, occurrence, action or activity on or prior to the Closing Date other than (i) any rights, claims or causes of action under this Agreement or any Ancillary Agreement, (ii) any employment, severance, bonus or similar agreement or arrangement between a Company Party and a current officer or director that continues to remain in effect following the Closing, or (iii) claims of Fraud.

(b) Effective upon the Closing, each Acquiror Party, for itself and on behalf of each of their respective successors and assigns, hereby releases and forever discharges each Company Party and each Company Party’s direct or indirect equityholders, controlling Persons, controlling Affiliates and representatives, in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of any matter, occurrence, action or activity on or prior to the Closing Date other than (i) any rights, claims or causes of action under this Agreement or any Ancillary Agreement, (ii) any employment, severance, bonus or similar agreement or arrangement between an Acquiror Party and a current officer or director that continues to remain in effect following the Closing, or (iii) claims of Fraud.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

ACQUIROR

SPARTACUS ACQUISITION CORPORATION

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	Chief Executive Officer

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SHELF

SPARTACUS ACQUISITION SHELF CORP.

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 1

SASC (SPAC) MERGER SUB 1 CORPORATION

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 2

SASC (TARGET) MERGER SUB 2 LLC

By:	Spartacus Acquisition Shelf Corp., its sole member

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 3

SASC (NB) MERGER SUB 3 LLC

By:	Spartacus Acquisition Shelf Corp., its sole member

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 4

SASC (OB) MERGER SUB 4 LLC

By:	Spartacus Acquisition Shelf Corp., its sole member

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 5

SASC (CB) MERGER SUB 5 CORPORATION

By:	/s/ Igor Volshte yn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 6

SASC (GB1) MERGER SUB 6 LLC

By:	Spartacus Acquisition Shelf Corp., its sole member

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 7

SASC (GB2) MERGER SUB 7 CORPORATION

By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

COMPANY

NEXTNAV, LLC

By:	/s/ Ganesh Pattabiraman
Ganesh Pattabiraman
Chief Executive Officer, President and Treasurer

HOLDINGS

NextNav Holdings, LLC

By:	/s/ Ganesh Pattabiraman
Ganesh Pattabiraman
Chief Executive Officer

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

NEA BLOCKER

NEA 14 NEXTNAV BLOCKER, LLC

By:	New Enterprise Associates 14, Limited Partnership, its Managing Member

By:	NEA Partners 14, Limited Partnership, its general partner

By:	NEA 14 GP, LTD, its general partner

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Officer

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

OAK BLOCKER

OAK NEXTNAV BLOCKER, LLC

By:	Oak Investment Partners XIII, Limited Partnership, its Managing Member

By:	Oak Associates XIII, LLC, its General Partner

By:	/s/ Bandel Carano
Name:	Bandel Carano
Title:	Managing Member

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

COLUMBIA BLOCKER

COLUMBIA PROGENY PARTNERS IV, INC.

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	CFO and Secretary

[Signature page to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

GS BLOCKER 1

GLOBAL LONG SHORT PARTNERS AGGREGATING HOLDINGS DEL VII LLC

By:	GS Investment Strategies, LLC, its investment manager

By:	/s/ Raanan Agus
Name:	Raanan Agus
Title:	Authorized Signatory

GS BLOCKER 2

GLOBAL PRIVATE OPPORTUNITIES PARTNERS HOLDINGS II CORP

By:	GS Investment Strategies, LLC, its investment manager

By	/s/ Raanan Agus
Name:	Raanan Agus
Title:	Authorized Signatory

[Signature page to Merger Agreement]